Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

EVERGREEN HOLDCO, LLC, AS PURCHASER,

MEDICINE MAN TECHNOLOGIES, INC., AS PARENT,

SUCELLUS, LLC, AS SELLER,

THE EQUITYHOLDERS NAMED HEREIN

AND

BROOK LASKEY, AS THE REPRESENTATIVE

April 21, 2023

(continued)

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(continued)

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(continued)

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EXHIBITS
Exhibit A	Definitions
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Promissory Note
Exhibit E	Accounting Principles
Exhibit F	Call Option Agreement

SCHEDULES
Schedule 1.1	Purchased Assets
Schedule 1.2	Excluded Assets
Schedule 1.3	Assumed Liabilities
Schedule 2.6	Allocation Principles

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 21, 2023 (the “Effective Date”), by and among Evergreen Holdco, LLC, a New Mexico limited liability company (“Purchaser”), Medicine Man Technologies, Inc. (“Parent” and, together with Purchaser, the “MMT Parties”), Sucellus, LLC, a New Mexico limited liability company (“Seller”), James Griffin, Brook Laskey, William Baldwin, Andrew Dolan, and Greg Templeton, all natural persons (the “Equityholders”) and Brook Laskey, as the Representative (the “Representative”). Purchaser, Parent, Seller, and the Equityholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth on Exhibit A.

Recitals

A.            Seller is engaged in the business of providing management and other consulting services to Everest Apothecary, Inc., a New Mexico not-for-profit corporation (the “NFP”) in the business of cultivating, processing, and/or dispensing marijuana in New Mexico under New Mexico Law (the business of the Seller and the NFP, collectively, the “Business”).

B.            The Equityholders own 100% of the issued and outstanding Equity Securities of Seller, in accordance with their Pro Rata Portions.

C.            Parent owns 100% of the issued and outstanding Equity Securities of Purchaser.

D.            The Seller controls the governance and operations of the NFP pursuant to the NFP Contracts.

E.            Seller desires to sell, and Purchaser desires to purchase, certain of the assets of Seller that are used in or held for use in or are related to the operation of the Business by Seller (including, without limitation, the NFP Contracts), on the terms and subject to the conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES; Employee matters

Section 1.1    Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase, acquire and accept from Seller, all of the assets of Seller used or held for use in the Business, other than the Excluded Assets, including the assets of Seller set forth on Schedule 1.1 (collectively, the “Purchased Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 1.2    Excluded Assets. The Purchased Assets will not include any assets set forth on Schedule 1.2 (collectively, the “Excluded Assets”).

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Section 1.3    Assumed Liabilities; Excluded Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume and pay, defend, discharge and perform, as and when due the Liabilities of Seller identified on Schedule 1.3 (collectively, the “Assumed Liabilities”). Except for the Assumed Liabilities, Purchaser will not assume, and Seller will pay, defend, discharge and perform, as and when due, and otherwise retain and remain solely responsible for, all Liabilities of the Company Parties that are not included in the Assumed Liabilities (collectively the “Excluded Liabilities”), including: (a) any Indebtedness of Seller and the NFP, (b) any Liability of any successor or Affiliate of Seller, (c) any Liability of any Person, directly or indirectly related to, accruing or arising out of, caused by or resulting from the operation or conduct of the Business or the ownership of the Purchased Assets first arising prior to the Closing, whether or not recorded on the books and records of any Person (excluding any trade or other accounts payable of Seller payable to third parties that remain outstanding as of the Closing and which are reflected in the Net Working Capital), (d) any Liability arising under or in any way related to the Employee Benefit Plans arising prior to the Closing, (e) without limiting the generality of any of the foregoing, any Liability in respect of Taxes of Seller, successors or Affiliates, or any Liability in respect of any Taxes arising from or relating to the Business or the Purchased Assets or ownership or operation thereof during any Pre-Closing Tax Period, (f) any Liability directly or indirectly related to, accruing or arising out of, caused by or resulting from the operation or ownership of the Excluded Assets, and (g) any Transaction Expenses incurred by Seller, the Equityholders or the NFP. Without limiting the generality of the foregoing, it is understood and agreed that unless a Liability is within the definition of Assumed Liabilities under this Section 1.3 or Schedule 1.3, neither Purchaser nor any of its Affiliates will assume, nor will any of them be liable for, such Liability.

Section 1.4    Electronic Transfer of Certain Assets. The Parties agree that, at the request of Purchaser and at Seller’s expense, Seller will use commercially reasonable efforts to deliver any of the Purchased Assets that can be transmitted to Purchaser electronically promptly following the Closing in a secure format and manner mutually agreeable to the Parties and such Purchased Assets will not be delivered to Purchaser on any tangible medium. After the Closing, subject to Section 6.6, Seller will not directly or indirectly use any copies of such Purchased Assets under its custody or control except for (a) the purpose of verifying delivery of or re-delivering such Purchased Assets to Purchaser or (b) complying with, or enforcing its rights under, this Agreement or the Related Agreements. Upon the written request of Purchaser following the Closing, Seller will return or destroy any such copies of the Purchased Assets using commercially reasonable means (excluding any copies created by automatic back-up systems in the ordinary course), but, in any event, will not thereafter directly or indirectly permit or perform any recovery or restoration thereof, whether through forensics, archives, undeletion, or otherwise.

Section 1.5    Inability to Assign Assigned Contracts.

(a)            Notwithstanding anything to the contrary contained in this Agreement or in any Related Agreement, to the extent that the assignment or attempted assignment to Purchaser of any Contract or Permit that is included among the Purchased Assets, including any Inbound License relating to Software included in the Purchased Assets (each such Contract, an “Assigned Contract”), or any claim, right or benefit arising thereunder or resulting therefrom, is prohibited by any Law, or would require any consent, waiver, authorization, notice or novation by any Person, and such consent, waiver, authorization, notice or novation has not been obtained or made prior to the Closing in a form and substance reasonably acceptable to Purchaser, or with respect to which any attempted assignment would be ineffective or would materially and adversely affect the rights of Seller or Purchaser thereunder, then neither this Agreement nor any Related Agreement will constitute an assignment or attempted assignment thereof, and the same will not be assigned at the Closing.

(b)            Both prior to and in the twelve months following the Closing, Seller and Purchaser will use commercially reasonable efforts and reasonably cooperate with each other to obtain promptly all consents, waivers, authorizations or novations and to timely give all notices required with respect to the Assigned Contracts such that Purchaser shall be solely responsible for all such liabilities and obligations thereunder from and after Closing to the extent they constitute Assumed Liabilities. Purchaser will bear all of the cost of all filing, recordation and similar fees and Taxes payable to any Governmental Authority in connection with the assignment of the Assigned Contracts and any additional fees or charges (howsoever denominated) required by any Person in connection with the assignment of any of the Assigned Contracts or any related consent, waiver, authorization, novation or notice; provided, that Purchaser and Seller shall each pay 50% of any fee, charge or payment required by any landlord in connection with the assignment of any lease included in the Assigned Contracts.

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(c)            If any consent, waiver, authorization, novation or notice that is required for the effective assignment to Purchaser of any Assigned Contract cannot be obtained or made and, as a result, the material benefits of such Assigned Contract cannot be provided to Purchaser following the Closing as otherwise required in accordance with this Agreement, then Purchaser and Seller will use commercially reasonable efforts to enter into such arrangements (such as subleases, sublicenses and subcontracts) to provide the Parties the economic benefits and, to the extent they constitute Assumed Liabilities, obligations (taking into account all burdens and benefits, including Tax costs and benefits) and operational equivalent of the transfer of such Assigned Contract to Purchaser as of the Closing and the performance by Purchaser of its obligations with respect thereto. Purchaser shall, as agent, sublicensee or subcontractor of Seller, pay, perform and discharge fully Seller’s obligations and liabilities under such Assigned Contracts (to the extent they constitute Assumed Liabilities) from and after the Closing Date and may enforce Seller’s rights under such Assigned Contract as if such Assigned Contract had been assigned to Purchaser (and as if Seller had obtained or made such consent, waiver, authorization, novation, or notice as the case may be), including (i) enforcing, at Purchaser’s request and expense, any rights of Seller arising with respect thereto, including the right to terminate such Assigned Contract upon the request of Purchaser, and (ii) permitting Purchaser to enforce any rights arising with respect thereto. Seller will pay to Purchaser, when received, all income, proceeds and other monies received by Seller from third parties to the extent related to Purchaser’s intended rights under any Assigned Contract, and Purchaser will indemnify and promptly pay Seller for all Assumed Liabilities associated with such Assigned Contract, in each case, as contemplated by this Agreement, including this Section 1.5(b). Once a consent, waiver, authorization or novation for any such Contract is obtained or notice is properly made in form and substance reasonably acceptable to Purchaser, the applicable Seller will assign such Assigned Contract to Purchaser at no additional cost to Purchaser.

ARTICLE II.
PURCHASE PRICE AND RELATED MATTERS

Section 2.1    Purchase Price. The aggregate purchase price for the Purchased Assets (the “Purchase Price”) will consist of the assumption by Purchaser of the Assumed Liabilities as set forth in Section 1.3 and the payment by Purchaser to Seller or such other Persons as set forth herein, of the sum of (i) $38,000,000, plus (ii) any Positive Working Capital Adjustment, plus (iii) any Positive Closing Inventory Adjustment, plus (iv) any Earn-Out Payment, or minus (v) any Negative Working Capital Adjustment, minus (vi) in the event the Actual Cash Amount is less than the Base Cash Amount, the amount by which the Base Cash Amount exceeds the Actual Cash Amount (the “Cash Shortfall Amount”), minus (vii) any Negative Closing Inventory Adjustment.

Section 2.2    Payment of Purchase Price.

(a)           At least three (3) Business Days prior to the Closing Date, Seller will deliver to Purchaser a statement (the “Pre-Closing Statement”), prepared in accordance with the Accounting Principles, setting forth in reasonable detail (i) a balance sheet of Seller as of the close of business on the Business Day immediately preceding the Closing Date, (ii) Seller’s good faith estimate of the Purchase Price payable at and after Closing in accordance with this Section 2.2 (i.e. excluding any Earn-Out Payments), including the amount of the Net Working Capital, the Retail Inventory Value, and the Actual Cash Amount (the “Estimated Closing Purchase Price”) and (iii) the amounts of unpaid Seller Transaction Expenses and Indebtedness to be paid at the Closing. Purchaser may submit any objections in writing to Seller at least one (1) Business Day prior to the anticipated Closing and Seller will cooperate in good faith with Purchaser to revise the Estimated Closing Purchase Price to reflect the mutual agreement of Seller and Purchaser. Seller will make its respective financial records reasonably available to Purchaser and its accountants and other representatives at reasonable times at any time during the review by Purchaser of the calculation of the Estimated Closing Purchase Price.

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(b)           Subject to the satisfaction or waiver of all of the conditions set forth in Section 3.2, at the Closing, the MMT Parties will pay or cause to be paid from the Estimated Closing Purchase Price as set forth in the Pre-Closing Statement, with any adjustments that are mutually determined by Purchaser and Seller pursuant to Section 2.2(a), to Seller or such other Persons as indicated below:

(i)            Any unpaid Seller Transaction Expenses and outstanding Indebtedness in accordance with payment instructions delivered by Seller to Purchaser before the Closing;

(ii)            That portion of the Kirk Payment to be paid at or around Closing (as set forth in the Kirk Agreement) shall be delivered to the NFP, for further payment, subject to withholding, to Kirk; and

(iii)          An amount equal to (A) $12,500,000 minus (B) the Cash Shortfall Amount, if any, minus (C) the unpaid Seller Transaction Expenses and outstanding Indebtedness to be paid at the Closing, minus (D) that portion of the Kirk Payment to be paid at or around Closing (as set forth in the Kirk Agreement), plus (E) any Positive Working Capital Adjustment, or minus (F) any Negative Working Capital Adjustment; will be paid to Seller by wire transfer of immediately available funds, to the bank accounts designated in writing by Seller before the Closing.

(c)           At the Closing, Parent shall deliver or cause to be delivered to the Seller $8,000,000 of Parent Common Stock, priced at the Closing VWAP.

(d)           At the Closing, the MMT Parties shall issue to the Seller the Promissory Note in the initial principal amount of $17,500,000.

(e)           The MMT Parties will pay or cause to be paid, in two equal installments on the dates that are ninety (90) days and one hundred and eighty (180) days after the Closing, by wire transfer of immediately available funds, to the bank accounts designated in writing by Seller before the Closing, or such other account or accounts as designated in writing by Seller at least one (1) Business Day prior to the payment dates, the Positive Closing Inventory Adjustment, if any.

Section 2.3            Closing Inventory Adjustment Procedures.

(a)            Within three (3) after the Closing Date, Purchaser shall conduct an inspection of the Inventory to determine the amounts and values thereof as of the Closing. Within five (5) days after the Closing Date, Purchaser will prepare and deliver to the Representative a statement (the “Closing Inventory Statement”), prepared in accordance with the Accounting Principles, setting forth, in reasonable detail, Purchaser’s calculation of the Inventory amounts and the Retail Inventory Value as of the Closing Date based on such inspection. The procedures set forth in Section 2.5 shall apply to finally determine the amount of the Closing Inventory Adjustment; provided, however, (a) any reference to “Closing Purchase Price” shall be substituted with the term “Closing Inventory Adjustment” in each place it appears; (b) any reference to “Net Working Capital” and “Actual Cash Amount” shall be deleted and replaced with “Retail Inventory Value” in each place it appears; (c) any reference to “Disputed Purchase Price Components” shall be replaced with “Disputed Inventory Components” (as defined in Exhibit A) in each place it appears; (d) any reference to “thirty (30) days” in Section 2.5(b) shall be replaced with “fifteen (15) days” in each place it appears; (e) any reference to “thirty (30) days” in Section 2.5(c) shall be replaced with “fifteen (15) days” in each place it appears; (f)  any reference to “forty-five (45) days” in Section 2.5(c) shall be replaced with “thirty (30) days” in each place it appears; and (g) Section 2.5(d) shall not apply and, instead, the Closing Inventory Adjustment as finally determined shall be paid in accordance with Section 2.2(e) or Section 2.3(b), as applicable.

(b)            If there is a Negative Closing Inventory Adjustment, Purchaser will recover the amount of the Negative Closing Inventory Adjustment by recovery pursuant to the Set-Off.

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Section 2.4    Earn-Out

(a)            As additional consideration for the Purchased Assets, at such times as provided in Section 2.4(c)Section 2.4(b)(iii), Purchaser shall pay to the Seller a total earn-out payment (the “Earn-Out Payment”) equal to: the aggregate Earn-Out Revenue for each Earn-Out Store for such Earn-Out Store’s Calculation Period, as limited pursuant to Section 2.4(c).

(b)            Procedures applicable to determination of the Earn-Out Payment.

(i)             For each Earn-Out Store, on or before the date which is 60 days after the last day of such Earn-Out Store’s Calculation Period, Purchaser shall prepare and deliver to the Representative a written statement (the “Earn-Out Calculation Statement”) setting forth in reasonable detail its determination of the Earn-Out Revenue for such Earn-Out Store’s Calculation Period (the “Earn-Out Calculation”). Purchaser shall provide the Representative with copies of such records and work papers used or created in connection with preparation of such Earn-Out Calculation Statement as is reasonable to support such Earn-Out Calculation Statement. The Seller shall provide Purchaser with copies of such records and work papers for each Earn-Out Store as requested by Purchaser for determining such Earn-Out Store’s Earn-Out Revenue for the period of such Earn-Out Store’s Calculation Period occurring on and prior to the Closing Date.

(ii)            The Representative shall have 45 days after receipt of such Earn-Out Store’s Earn-Out Calculation Statement (the “Earn-Out Review Period”) to review the Earn-Out Calculation Statement and the Earn-Out Calculation set forth therein. During the Earn-Out Review Period, the Representative and its accountants and other professional advisors shall have the right to inspect the Purchaser’s books and records during normal business hours at the Buyer’s offices, upon reasonable prior notice and to the extent and solely for purposes reasonably related to the determination of each Earn-Out Store’s Earn-Out Revenue. Prior to the expiration of the Earn-Out Review Period, the Representative may object to the Earn-Out Calculation by delivering a written notice of objection (an “Earn-Out Calculation Objection Notice”) to Purchaser. Any Earn-Out Calculation Objection Notice shall specify the items in the Earn-Out Calculation disputed by the Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If the Representative fails to deliver an Earn-Out Calculation Objection Notice to Purchaser prior to the expiration of the applicable Earn-Out Review Period, then the Earn-Out Calculation set forth in the Earn-Out Calculation Statement shall be final and binding on the parties hereto. If the Representative timely delivers an Earn-Out Calculation Objection Notice, Purchaser and the Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Store Earn-Out Revenue.

(iii)           If Purchaser and the Representative are unable to reach agreement within 10 Business Days after such an Earn-Out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accounting Firm. The Independent Accounting Firm shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-Out Store Earn-Out Calculation as promptly as practicable, but in no event greater than 45 days after such submission to the Independent Accounting Firm, and to resolve only those unresolved disputed items set forth in the Earn-Out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accounting Firm, Purchaser and Representative shall each furnish to the Independent Accounting Firm such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accounting Firm may reasonably request. The Independent Accounting Firm shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Purchaser and Representative, and not by independent review. The resolution of the dispute and the calculation of the Earn-Out Store Earn-Out Revenue that is the subject of the applicable Earn-Out Calculation Objection Notice by the Independent Accounting Firm shall be final and binding on the parties hereto, absent manifest error (meaning a mathematical error or the use of an accounting standard that is not GAAP). The fees and expenses of the Independent Accounting Firm shall be borne by Purchaser and the Company Parties (pursuant to an offset in any Store Earn-Out Payment, if any, or pursuant to the Set-Off, or a mix thereof, at Purchaser’s discretion) in proportion to the amounts by which their respective calculations of Earn-Out Revenue differ from Earn-Out Revenue as finally determined by the Independent Accounting Firm.

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(c)           Any Earn-Out Payment that Purchaser is required to pay pursuant to this Section 2.34 shall be paid in full in Parent Common Stock, priced at the Closing VWAP, no later than 10 days following the date upon which the determination of Earn-Out Revenue of each Earn-Out Store has become final and binding upon the Parties as provided in Section 2.4(b) (including any final resolution of any dispute raised by Representative in an Earn-Out Calculation Objection Notice). The Earn-Out Payment shall not exceed $8,000,000.

(d)            Purchaser will, following the Closing Date, for each Earn-Out Store, at all times during such Earn-Out Store’s Calculation Period: (i) use commercially reasonable efforts to operate the business of such Earn-Out Store in accordance with customary practices consistent with Parent’s operation of its similar businesses in New Mexico; and (ii) not take any action or fail to take any action with the intention to avoid, limit, minimize or reduce the Earn-Out Payment.

Section 2.5    Purchase Price Adjustments.

(a)            As soon as practicable, but no later than 90 days after the Closing Date, Purchaser will prepare and deliver to the Representative a statement (the “Closing Statement”), prepared in accordance with the Accounting Principles, setting forth, in reasonable detail, Purchaser’s calculation of the Closing Purchase Price, including the Net Working Capital and the and the Actual Cash Amount.

(b)            The Representative and its representatives will be entitled to review the Closing Statement, together with any financial books and records of Purchaser with respect to the Business and related to the calculations set forth in the Closing Statement to be provided upon the Representative’s reasonable request; provided, that (i) such review must be conducted at reasonable times during normal business hours and in a manner so as not to unreasonably interfere with the normal business operations of Purchaser, (ii) the Representative will treat all such information as confidential and hereby waives any right to use such information for any purpose other than in connection with the determination of the final Closing Purchase Price, and (iii) the costs and expense of such review, including the fees of any third-party advisors, will be borne by the Representative. If, during the thirty (30) day period after the Representative’s receipt of the Closing Statement (the “Objection Period”), the Representative disagrees with the Closing Statement, then the Representative will give written notice (an “Objection Notice”) to Purchaser prior to the expiration of the Objection Period, which notice shall specify in reasonable detail the Representative’s disagreement with Purchaser’s determination of the Closing Purchase Price as set forth in the Closing Statement, including the Representative’s calculation of the Net Working Capital and the Actual Cash Amount. Any Objection Notice must specify those items or amounts as to which the Representative disagrees, and the Representative will be deemed to have agreed with all other items and amounts contained in the Closing Statement. If the Representative does not deliver an Objection Notice within the Objection Period, then the Representative will be deemed to have agreed with the determination of the Closing Purchase Price as set forth in the Closing Statement.

(c)            If an Objection Notice is duly delivered in accordance with Section 2.5(b), Purchaser and the Representative will, during the thirty (30) days following delivery of the Objection Notice, use commercially reasonable efforts to reach agreement on the disputed items or amounts set forth in the Objection Notice (the “Disputed Purchase Price Components”) in order to determine the Closing Purchase Price, which amount must be within the range of the amount thereof shown in the Closing Statement and the amount thereof shown in the Objection Notice. If, during such thirty (30)-day period, Purchaser and the Representative are unable to reach agreement on the Disputed Purchase Price Components, Purchaser and Representative shall appoint by mutual agreement an independent accounting firm of recognized national or regional standing (the “Independent Accounting Firm”), who, acting as independent experts and not arbitrators, shall review this Agreement and resolve the Disputed Purchase Price Components for the purpose of calculating the Closing Purchase Price. In making its calculation of the Closing Purchase Price, the Independent Accounting Firm may consider only the Disputed Purchase Price Components. The Independent Accounting Firm’s determination of any Disputed Purchase Price Components and its calculation of the Closing Purchase Price must be within the range of the amount thereof shown in the Closing Statement and the amount thereof shown in the Objection Notice. The Independent Accounting Firm will deliver to Purchaser and the Representative, as promptly as practicable, but in any event within 45 days after its appointment, a report setting forth, in reasonable detail, its determination of the Closing Purchase Price. Such report will be final and binding upon the Parties absent fraud or manifest error. The cost of the Independent Accounting Firm’s review and report will be borne by Purchaser, on the one hand, and the Seller, on the other hand, in the same proportion that the dollar amount of the Disputed Purchase Price Components that are not resolved in favor of Purchaser, on the one hand, and the Seller, on the other hand, bears to the total dollar amount of the Disputed Purchase Price Components resolved by the Independent Accounting Firm. Each Party will bear all of its other expenses incurred in connection with matters contemplated by this Section 2.55.

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(d)           Within five Business Days after the end of the Objection Period, if the Representative has not delivered an Objection Notice during the Objection Period, or within five Business Days of the resolution of all disputes pursuant to Section 2.5(c), the Parties will make the following payments:

(i)             If the Closing Purchase Price as finally determined under this Section 2.55 is greater than the Estimated Closing Purchase Price, Purchaser will pay to Seller the amount by which the Closing Purchase Price as finally determined under this Section 2.55 exceeds the Estimated Closing Purchase Price by wire transfer of immediately available funds to a bank account or accounts designated in writing by the Representative at least one (1) Business Days prior to such payment date, taking into account any amount that is to be paid to Kirk as a Kirk Payment. Any such amount to be paid to Kirk as a Kirk Payment shall instead be directed by Purchaser to the NFP for further payment to Kirk, subject to withholding.

(ii)            If the Closing Purchase Price as finally determined under this Section 2.55 is less than the Estimated Closing Purchase Price, Purchaser will recover such shortfall by recovery pursuant to the Set-Off.

(iii)           For the avoidance of doubt, in no event will any additional non-cash consideration be payable as a result of any adjustment to the Estimated Closing Purchase Price as finally determined pursuant to this Section 2.5(d).

Section 2.6    Allocation of Closing Purchase Price. Within 120 days following the Closing, Seller will prepare and deliver to Purchaser a proposed purchase price allocation schedule (the “Proposed Allocation Schedule”) allocating the Purchase Price (and other items of consideration (including the Assumed Liabilities) and capitalized costs for U.S. federal income tax purposes) among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. If the Proposed Allocation Schedule deviates from the allocation principles proposed by the MMT Parties and set forth on Schedule Section 2.66 hereto (the “Allocation Principles”), the Seller shall provide a good faith explanation as part of the Proposed Allocation Schedule as to why the Proposed Allocation Schedule deviates from the Allocation Principles. If, within thirty (30) days after Purchaser’s receipt of the Proposed Allocation Schedule, the Purchaser notifies Seller in writing that Purchaser disagrees with the Proposed Allocation Schedule, then Purchaser and Seller shall use commercially reasonable efforts to resolve in good faith any differences with respect to the Proposed Allocation Schedule. If the Purchaser does not so notify Seller within fifteen (15) days of receipt of the Proposed Allocation Schedule, or upon resolution of the disputed items by the Purchaser and Seller, the Proposed Allocation shall become final and binding on both Purchaser and Seller (the “Final Allocation Schedule”). If the Seller and Purchaser are unable to resolve their disagreement within thirty (30) days following any such notification by the Purchaser, the dispute shall be submitted to the Independent Accounting Firm, whose expense shall be borne one-half by the Seller and one-half by the Purchaser, for speedy resolution of the disputed items in accordance with the provisions of this Section 2.66 and consistent with Schedule Section 2.66. The allocation delivered by the Independent Accounting Firm shall be the Final Allocation Schedule and binding on both Purchaser and Seller. The Parties agree (a) to report, act, prepare and file, or cause to be prepared and filed, each of their respective Tax Returns (including IRS Form 8594) in all respects and for all purposes consistent with the Final Allocation Schedule and (b) unless otherwise required by a “determination” within the meaning of Section 1313 of the Code or otherwise by Law, to take no position inconsistent with the Final Allocation Schedule on any applicable Tax Return, in any Legal Proceeding before any Governmental Authority, in any report made for Tax, financial accounting, or any other purpose.

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Section 2.7    Tax Withholding. Purchaser will be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement the amounts required to be deducted and withheld under the Code, or any provision of applicable state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Seller or such other Person in respect of whom such withholding was made.

Section 2.8    Distribution of Purchase Price. Seller may distribute to the Equityholders, in accordance with their Pro Rata Portions as to the aggregate consideration and with prior notice to Purchaser and Parent, any cash, the Promissory Note and Parent Common Stock received by Seller pursuant to this Agreement.

ARTICLE III.
CLOSING; CLOSING CONDITIONS AND DELIVERIES

Section 3.1    Closing. The closing of the transactions contemplated by this Agreement and the Related Agreements (the “Closing”) will take place by email (in portable document format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, on the fourth Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Section 3.2 and Section 3.3 below (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other place, date and time as mutually agreed upon by the Parties (the “Closing Date”). The Closing will be effective at 12:01 am, mountain time, on the Closing Date.

Section 3.2    Conditions to Obligations of Purchaser to Close. The obligation of the MMT Parties to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the satisfaction at or before the Closing of all of the following conditions, any one or more of which may be waived by the MMT Parties, in their sole discretion:

(a)            All of the representations and warranties made by Seller and the Equityholders in Article IV of this Agreement other than the Fundamental Representations must be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent made as of a specified date, in which case as of such date); provided, that, the Fundamental Representations must be true and correct in all respects at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent made as of a specified date, in which case as of such date), except for de minimis inaccuracies.

(b)            Seller and the Equityholders must have performed and complied in all material respects with all of their respective covenants, obligations and agreements in this Agreement to be performed and complied with at or before the Closing.

(c)            No Legal Proceeding will be pending or, to Seller’s Knowledge, threatened with respect to any Company Party, the Equityholders or the Business in which an unfavorable Order would: (i) prevent or materially impair the consummation of any of the transactions contemplated by this Agreement or any Related Agreement; or (ii) cause any of the transactions contemplated by this Agreement or any Related Agreement to be rescinded following consummation (and no such Order will be in effect).

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(d)            Seller must have delivered to Purchaser or have caused to be delivered to Purchaser each of the following documents at or before the Closing:

(i)            a certificate of a duly authorized officer of Seller, dated as of the Closing Date and executed by such officer, to the effect that, as to Seller, each of the conditions specified in Section 3.2(a), Section 3.2(b), Section 3.2(c) and Section 3.2(f), are satisfied in all respects (each, a “Seller Closing Certificate”);

(ii)           a certificate of each Equityholder, dated as of the Closing Date and executed by such Equityholder, to the effect that, as to such Equityholder, each of the conditions specified in Section 3.2(a), Section 3.2(b), Section 3.2(c) and Section 3.2(f), are satisfied in all respects (each, an “Equityholder Closing Certificate”);

(iii)          a Bill of Sale and Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit B (each, a “Bill of Sale”), transferring to Purchaser good and valid title in and to the Purchased Assets free and clear of all Encumbrances, other than Permitted Encumbrances, duly executed by Seller;

(iv)          the customer lists and related data included in the Purchased Assets, and books, files and other records of Seller related to the Purchased Assets and the Business to the extent not located on the premises, computers or other equipment comprised in the Purchased Assets;

(v)           (A) a duly executed Form W-9 from Seller, and (B) a duly executed certificate from Seller meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) to the effect that Seller is not a “foreign person” as defined in Section 1445 of the Code;

(vi)          evidence reasonably satisfactory to Purchaser of release of all Encumbrances on the Purchased Assets, other than Permitted Encumbrances;

(vii)         a certificate of a duly authorized officer of Seller, dated the Closing Date and executed by such officer, certifying (A) that attached thereto are true, correct and complete copies of Seller’s governing documents, as are then in full force and effect, (B) that attached thereto are true, complete and correct copies of the resolutions of the board of managers and the equityholders of Seller authorizing the execution, delivery and performance of this Agreement and the Related Agreements, if applicable and the consummation of the transactions contemplated hereby and thereby, as are then in full force and effect (C) that attached thereto is a good standing certificate, dated as of a recent date prior to the Closing Date, from the Governmental Authority of the jurisdiction of Seller’s incorporation;

(viii)        an executed Lock-Up Agreement in substantially the form attached hereto as Exhibit C (the “Lock-Up Agreement”) by Seller and each Equityholder;

(ix)           evidence of completed and effective renewals of each Permit set forth on Section 4.1(b) of the Disclosure Schedule; and

(x)            the unaudited balance sheets and statements of income of each Company Party as of the twelve month periods ended December 31, 2022 (the “2022 Financial Statements”) along with a certificate by a duly authorized officer of Seller to the effect that the 2022 Financial Statements, (i) have been prepared in accordance with the books and records of the Company Parties (which books and records are true, complete and correct in all material respects), (ii) fairly represent in all material respects the assets, liabilities and financial position of the Company Parties and the results of operations and changes in financial position of the Company Parties as of the dates and for the periods indicated in accordance with the Accounting Principles and (iii) have been prepared in conformity with the Accounting Principles applied on a consistent basis throughout the period involved and consistent with past practices, in accordance with the books and records of the Company Parties (which books and records are true, complete and correct in all material respects).

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(e)            The NFP shall have provided the following (collectively, the “NFP Deliverables”):

(i)             Estoppel certificates relating to each NFP Contract that the NFP has with Seller, which such estoppel certificates shall represent that no party to such NFP Contract is in breach of such NFP Contract and that such NFP has no right at such time to unilaterally terminate such NFP Contract.

(ii)            An executed counterpart to the Call Option Agreement.

(iii)           Evidence reasonably satisfactory to Purchaser that the formation documents and bylaws of the NFP have been properly amended to fix the number of members of the board of directors of the NFP to be an amount no less than three.

(f)             There shall not have occurred any Material Adverse Effect.

(g)            Purchaser shall be satisfied that it will have control of the board of directors of the NFP following Closing.

(h)            Purchaser shall be satisfied that the NFP Contracts are assignable to the Purchaser pursuant to this Agreement.

(i)             Seller shall have delivered (i) evidence reasonably satisfactory to Purchaser of the consent to the assignment of Leases covering the Leased Real Property set forth on Section 4.1(b) of the Disclosure Schedules to Purchaser by the landlords of such Leased Real Property along with an estoppel certificate from such landlords and (ii) estoppel certificates from each other landlord of Leased Real Property; in each case in the form reasonably satisfactory to Purchaser.

(j)             All approvals, notices, consents and waivers that are listed on Section 4.1(b) of the Disclosure Schedule shall have been received, and executed counterparts thereof shall have been delivered to Purchaser at or prior to the Closing.

(k)            Each Final Governmental Approval will have been received.

(l)             The NFP shall have surrendered all cannabis Permits held by it that are not listed on Section 4.1(n) of the Disclosure Schedule.

(m)           Each of the NFP’s cannabis Permits shall correctly set forth the address of the Leased Real Property used by the NFP for the activities tied to each such Permit.

(n)            Each party to the Kirk Agreement shall have delivered an executed counterpart to the Kirk Agreement.

Section 3.3    Conditions to Obligations of Seller and the Equityholders to Close. The obligations of Seller and the Equityholders to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the satisfaction at or before the Closing of all of the following conditions, any one or more of which may be waived by Seller, in its sole discretion:

(a)           All of the representations and warranties made by the MMT Parties in this Agreement other than the Purchaser Fundamental Representations must be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent made as of a specified date, in which case as of such date); provided, that, the Purchaser Fundamental Representations must be true and correct in all respects at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent made as of a specified date, in which case as of such date), except for de minimis inaccuracies.

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(b)            The MMT Parties must have performed and complied in all material respects with all of its covenants, obligations and agreements under this Agreement to be performed or complied with on or before the Closing.

(c)            No Legal Proceeding will be pending or, to Purchaser’s Knowledge, threatened with respect to the MMT Parties in which an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or any Related Agreement or (ii) cause any of the transactions contemplated by this Agreement or any Related Agreement to be rescinded following consummation (and no such Order will be in effect).

(d)            There shall not have occurred any Material Adverse Effect.

(e)            Purchaser will have delivered or caused to be delivered to Seller each of the following at or before the Closing:

(i)             a certificate of a duly authorized officer of Purchaser, dated as of the Closing Date and executed by such officer, to the effect that each of the conditions specified above in Section 3.3(a), Section 3.3(b) and Section 3.3(c) is satisfied in all respects (the “Purchaser Closing Certificate”);

(ii)            the Bill of Sale, duly executed by Purchaser;

(iii)           the Promissory Note, duly executed by the MMT Parties; and

(iv)           the Parent Common Stock.

(f)            Each Final Governmental Approval will have been received.

(g)           Any guaranties made by any Company Party or its Affiliates relating to the Purchased Assets or Assumed Liabilities must be released.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

Section 4.1    Representations and Warranties Regarding Seller. Except as set forth on the corresponding sections of the disclosure schedule attached hereto (the “Disclosure Schedule”) Seller represents and warrants to the MMT Parties as of the date hereof and as of the Closing Date (except as to matters that speak as of a certain date which only need be true and correct as of such date or unless provided otherwise in the representation) as follows:

(a)            Organization; Authority; Binding Effect; Capitalization. Seller is a limited liability company, duly formed, validly existing and in good standing (or the equivalent thereof) under the Laws of the State of New Mexico. The NFP is a not-for-profit corporation, validly existing and in good standing (or the equivalent thereof) under the Laws of the State of New Mexico. Each Company Party is qualified, licensed or admitted to do business as a foreign company with respect to the Business and is in good standing in each jurisdiction in which the operation of the Business requires such Company Party to be so qualified, licensed or admitted, except where failure to qualify, be licensed or admitted would not, individually or in the aggregate, result in material liability to the Company Parties, taken as a whole. Section 4.1(a)(i) of the Disclosure Schedule sets forth an accurate and complete list of each jurisdiction in which a Company Party is qualified, licensed or admitted to do business as a foreign company with respect to the Business, which represents each jurisdiction in which the operation of the Business requires a Company Party to be so qualified, licensed or admitted. Seller has all requisite power and authority to enter into this Agreement and the Related Agreements to which Seller is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Agreements to which Seller is a party and the performance by Seller of its obligations hereunder and thereunder have been, or for any such Agreements to be entered into at the Closing, will be, duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement is, and when executed and delivered in accordance with this Agreement, each other Related Agreement to which Seller is a party will be, a valid and binding obligation of Seller enforceable in accordance with its terms to the extent that Seller is a party thereto, except as such enforceability may be limited by Laws relating to bankruptcy, insolvency, reorganization and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies (collectively, the “Enforceability Exceptions”). The Equityholders own 100% of the issued and outstanding Equity Securities in Seller in the proportions set forth on Section 4.1(a)(ii) of the Disclosure Schedule. No Person holds any Equity Securities in the NFP. No Company Party holds any Equity Security in any other Person. “Everest Cannabis Company” is a fictitious name used by the NFP. The NFP has no members.

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(b)            Authorization and Non-Contravention.

(i)            All limited liability company action on the part of Seller necessary for the authorization, execution, delivery and performance of this Agreement and the Related Agreements have been, or for any such Agreements to be entered into at the Closing, will be, taken by Seller. Seller has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by the Enforceability Exceptions. No corporation action on the part of either NFP is necessary for the authorization, execution, delivery and performance of this Agreement and the Related Agreements.

(ii)            Except as set forth on Section 4.1(b) of the Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement and the Related Agreements to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, as of the Effective Date and as applicable: (A) conflict with or result in a violation or breach of, or default under, any provision of the governing documents of any Company Party; (B) conflict with or result in a violation or breach of any provision of any Law or Order applicable to any Company Party; or (C) result a breach under or require the consent, notice or other action by any Person under any Contract to which any Company Party is a party. Except as set forth on Section 4.1(b) of the Disclosure Schedule no consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Company Party in connection with the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, except where the failure to provide any such notice, make any such filing or obtain any such consent, approval, Permit, Order, declaration or filing with, or notice, or approval would not reasonably be expected to, individually or in the aggregate, be materially adverse to the Company Parties, taken as a whole.

(c)            Litigation; Compliance with Laws; Business Restrictions.

(i)            Except as set forth in Section 4.1(c)(i) of the Disclosure Schedule, there is no, and in the five (5) years prior to the date hereof, there has not been any claim, action, suit, arbitration, mediation, claim, audit, investigation (including with respect to harassment, sexual harassment or workplace violence), demand, hearing, petition, dispute, controversy, complaint, charge, inquiry, litigation, proceeding or administrative investigation (each, a “Legal Proceeding”) before any Governmental Authority pending, or to Seller’s Knowledge, threatened in writing against any Company Party to which a Company Party is or was a party or concerning any of the Purchased Assets, the Assumed Liabilities or the Business. No Company Party is subject to any order, conciliation, settlement, stipulation, ruling, requirement, notice, directive, award, decree, judgment or other determination of any Governmental Authority (each, an “Order”), and there is no Order against the NFP or Seller’s equityholders, officers, directors, managers or, to Seller’s Knowledge employees (in each case, in its, his or her capacity as such) that could prevent, enjoin or materially delay any of the transactions contemplated hereunder or under any Related Agreement.

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(ii)            Except as set forth in Section 4.1(c)(ii) of the Disclosure Schedule, each Company Party is currently complying, and in the five (5) years prior to the date hereof, has complied, in all material respects with, and has operated the Business and maintained the Purchased Assets in compliance in all material respects with, all applicable Laws (except to the extent that the U.S. federal law conflicts with applicable U.S. state and local laws). Each Company Party is currently, and in the five (5) years prior to the date hereof, has been, in compliance in all material respects with (A) all applicable CCD rules, including emergency rules, and industry bulletins as they are released, (B) all applicable U.S. state and local laws, regulations, and guidelines governing or pertaining to cannabis (including marijuana, hemp, and derivatives thereof, including CBD), and (C) all applicable U.S. federal law regarding cannabis except to the extent that the U.S. federal law conflicts with applicable U.S. state and local laws. In the five (5) years prior to the date hereof, as of the date hereof, the Company Parties have not received from any Person or Governmental Authority any written or, to Seller’s Knowledge, oral notification with respect to any alleged noncompliance or violation of any Law. The Company Parties are not subject to, nor a party to, any organizational document, Permit or Contract the terms of which explicitly prevent the continued operation of the Business after the Closing on substantially the same basis as operated by any Company Party prior to the Closing, or restrict the ability of Purchaser to acquire any property or conduct business in any area, in either case, with respect to the Business in the manner operated by any Company Party prior to the Closing in the five (5) years prior to the date hereof.

(iii)          No NFP is subject to, nor a party to, any organizational document, Encumbrance, Permit or Contract that would prevent the continued operation of the Business after the Closing on substantially the same basis as operated by such NFP prior to the Closing, or which would restrict the ability of Purchaser to acquire any property or conduct business in any area.

(iv)          Neither any Company Party, Equityholders, nor, to Seller’s Knowledge, any of Seller’s employees, consultants, agents, representatives or independent contractors acting on Seller’s behalf have been (A) excluded from participation in any governmental program, (B) suspended or declared ineligible to participate in or voluntarily excluded from any program by any Governmental Authority, or (C) subject to any disciplinary or similar Legal Proceeding or, to Seller’s Knowledge, other form of monitoring or review by any Governmental Authority based upon any alleged improper or unlawful activity on the part of any Company Party or such Person. Except as set forth on Section 4.1(c)(iv) of the Disclosure Schedule, no Company Party has received any notice of deficiency from any Governmental Authority.

(d)            Financial Statements; Undisclosed Liabilities.

(i)            The Company Parties have delivered to Purchaser the unaudited balance sheets and statements of income of each Company Party as of the twelve month periods ended December 31, 2020 and December 31, 2021 (the “Annual Financial Statements”) and the unaudited balance sheet and statement of income for the 11-month period ended November 30, 2022 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”)). The Financial Statements, (i) have been prepared in accordance with the books and records of the Company Parties (which books and records are true, complete and correct in all material respects), (ii) fairly represent in all material respects the assets, liabilities and financial position of the Company Parties and the results of operations and changes in financial position of the Company Parties as of the dates and for the periods indicated in accordance with the Accounting Principles and (iii) have been prepared in conformity with the Accounting Principles applied on a consistent basis throughout the period involved and consistent with past practices, in accordance with the books and records of the Company Parties (which books and records are true, complete and correct in all material respects) subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments.

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(ii)            The Company Parties do not have any Liability that would be required by the Accounting Principles to be reflected on a consolidated balance sheet of the Company Parties, except for any such Liability (A) set forth on the face of the Most Recent Balance Sheets, (B) listed on Section 4.1(d)(ii) of the Disclosure Schedule, (C) that has arisen in the Ordinary Course of Business since the date of the Most Recent Balance Sheets, (which does not arise out of, relate to or result from and which is not in the nature of and was not caused by any breach of contract, breach of warranty, tort, infringement or any violation of Law by any Company Party), (D) obligations to pay or perform arising under any Contract to which a Company Party is a party (other than any liability or obligations arising out of, resulting from or caused by from any breach by any Company Party of such Contract), (E) created pursuant to this Agreement or any Related Agreement or arising in connection with the transactions contemplated hereby or thereby or (F) Liabilities that would not reasonably be expected, individually or in aggregate, to be materially adverse to any Company Party, taken as a whole. Section 4.1(d)(ii) of the Disclosure Schedule lists all Indebtedness of each Company Party outstanding on the date hereof. There is no Company Party Closing Debt.

(iii)          All Accounts Receivable reflected on the Most Recent Balance Sheets represent valid and, to Seller’s Knowledge, undisputed obligations of each obligor thereof arising from bona fide sales actually made or services actually performed in the Ordinary Course of Business. To Seller’s Knowledge, there is no contest or claim under any Contract with any obligor of any Account Receivable reflected on the Most Recent Balance Sheets regarding the amount or validity of such Account Receivable.

(e)            Absence of Certain Changes. Since the date of the Most Recent Balance Sheets, and other than in the Ordinary Course of Business or in connection with this Agreement or any Related Agreement or the transactions contemplated hereby or thereby, and except as set forth on Section 4.1(e) of the Disclosure Schedule, there has not been, with respect to the Business or any Company Party, any:

(i)            event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii)            amendment of the organizational documents of any Company Party;

(iii)           issuance, sale or other disposition of any of its Equity Securities or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity Securities;

(iv)          declaration or payment of any non-cash dividends or non-cash distributions on or in respect of any of its Equity Securities or redemption, purchase or acquisition of its Equity Securities;

(v)           material change in any method of accounting or accounting practice of any Company Party;

(vi)          material change in any of any Company Party’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, Inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(vii)         entry into any Contract that would constitute a Material Contract;

(viii)        incurrence, assumption or guarantee of any Indebtedness in excess of $10,000, except unsecured current obligations (including any amounts incurred with respect to any credit card of the Business) and liabilities incurred in the Ordinary Course of Business;

(ix)           transfer, assignment, sale or other disposition of any of the Purchased Assets or cancellation of any debts or entitlements constituting Purchased Assets, in each case in excess of an aggregate of $25,000 and excluding sales of Inventory in the Ordinary Course of Business;

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(x)            transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Owned IP or other Intellectual Property Rights other than nonexclusive licenses granted in the Ordinary Course of Business;

(xi)           termination, material modification to or cancellation of any Assigned Contract to which any Company Party is a party or by which it is bound other than expirations or extensions in accordance with the terms of such Assignment Contract;

(xii)          any capital expenditures in excess of $50,000;

(xiii)         imposition of any Encumbrance that is not a Permitted Encumbrance upon any of the Purchased Assets;

(xiv)        (A) grant of any bonuses or increase in any wages, salary, severance, pension or other compensation or benefits in any material respect in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements provided to Purchaser or any Employer Benefit Plan or required by Law, (B) change in the terms of employment for any employee or any termination of any employees, in each case for which the aggregate costs and expenses exceed $50,000, or (C) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(xv)         adoption, modification or termination of any: (A) employment, severance, retention or other agreement with any current or former officer, (B) Employee Benefit Plan, other than in connection with the renewal or replacement of Employee Benefit Plan on substantially similar terms or (C) collective bargaining or other agreement with a union, in each case whether written or oral, other than, in the case of clauses (A) and (B), in the Ordinary Course of Business;

(xvi)        entry into a new line of business or abandonment or discontinuance of existing lines of business;

(xvii)        adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xviii)       purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the Ordinary Course of Business;

(xix)         acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(xx)          action by any Company Party to make, change or rescind any Tax election or amend any Tax Return;

(xxi)         occurrence of any Company Party not being Solvent; or

(xxii)        entry into any Contract to do any of the foregoing.

(f)             Assets.

(i)            Seller has good and valid title to, a valid leasehold interest in or a valid license to use, all of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and any Encumbrances set forth on Section 4.1(f)(i) of the Disclosure Schedule. Each Purchased Asset that is tangible personal property is free from material defects, has been maintained in accordance with industry practice in all material respects, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is currently being used. To Seller’s Knowledge, the Marijuana Inventory is non-expired, is free from mildew, fungus, rot, infestation, spoilage and agricultural neglect and of merchantable quality, and to Seller’s Knowledge, the Marijuana Inventory does not contain any impermissible pesticide, chemical, or contaminant (pursuant to the applicable Laws of the State of New Mexico), nor is restricted from sale or transfer by CCD.

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(ii)            The Purchased Assets constitute in all material respects all of the properties and assets necessary to operate the Business in substantially the same manner as conducted by the Company Parties during the twelve (12) months immediately preceding the date hereof and as required by applicable Law.

(iii)          All items of Inventory consist of a quality and quantity usable or salable in the Ordinary Course of Business of the Company Parties, except as would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Company Parties, taken as a whole. Except as set forth on Section 4.1(f)(iii) of the Disclosure Schedule, the Company Parties are not in possession of any Inventory not owned by such Company Party.

(g)            Real Property.

(i)            The Company Parties do not own and have never owned any real property (including any ownership interest in any buildings or structures and improvements located thereon).

(ii)           Section 4.1(g)(ii) of the Disclosure Schedule sets forth an accurate, complete and correct list of all Contracts pursuant to which the Company Parties lease, sublease, license, use, operate or occupy or has the right to lease, sublease, license, use, operate or occupy, now or in the future, any real property (each, whether written, oral or otherwise, being a “Real Property Lease” and any real property, land, buildings and other improvements covered by a Real Property Lease being “Leased Real Property”), and for each such Real Property Lease, the address of the Leased Real Property that is the subject of such Real Property Lease. The Company Parties have not assigned, transferred or pledged any interest in any Real Property Lease. There are no leases, subleases, licenses or other agreements granting to any Person other than the Company Parties any right of use or occupancy of any portion of the Leased Real Property. All of the land, buildings and structures used by the Company Parties in the Business are included in the Leased Real Property. Except as set forth on Section 4.1(g)(ii) of the Disclosure Schedules, since January 1, 2022, the Company Parties have not exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant with respect to any of the Leased Real Properties or to purchase any of the Leased Real Property.

(iii)          The Company Parties have not received any written notice of any violation of Laws by the Company Parties with respect to any Real Property Lease or any Leased Real Property. As of the date hereof, there are no pending or, to Seller’s Knowledge, threatened Legal Proceedings regarding condemnation or other eminent domain Legal Proceedings affecting any Leased Real Property.

(h)            Products; Product Warranty and Liability. Except as set forth on Section 4.1(h) of the Disclosure Schedule:

(i)            No Product is subject to any guaranty, warranty or other indemnity other than as arising under Law. There are no material Liabilities with respect to any injury to individuals as a result of the sale, distribution, resale or use of any Product.

(ii)            The Company Parties have not been subject to any material Legal Proceeding or Order, or received written notice of suspected violation or investigation from, by or before any Governmental Authority relating to any Inventory or Product, or claim or lawsuit involving a Product which is pending or, to the Knowledge of Seller, threatened in writing, by any Person. There has not been, nor is there under consideration by the Company Parties, any Product recall or post-sale warning conducted by or on behalf of the Company Parties concerning any Product. At the time sold, distributed or placed in the stream of commerce by the Company Parties, all Products have conformed in all material respects with all applicable Contracts and all applicable express and implied warranties, the Company Parties’ published Product specifications and all regulations, certification standards, safety standards and other requirements of any applicable Governmental Authority or third party, including, but not limited to, all restricted ingredients pursuant to the CCD rules and regulations, and other Law, and were free from contamination, deficiencies or defects in all material respects. The Company Parties have no contractual liability for replacement, repair or reperformance thereof or other damages in connection with any Products.

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(i)             Environmental, Health and Safety Matters.

(i)            The Company Parties and their predecessors and, with respect to the Business, Affiliates have complied, and are in compliance, in all material respects with all Environmental, Health and Safety Requirements. The Company Parties have not received in writing any notice, report or other information regarding any actual or alleged violation or breach of any Environmental, Health and Safety Requirement which either remains pending or unresolved, or is the source of ongoing obligations or requirements, as of the Closing Date, except as set forth on Section 4.1(i)(i) of the Disclosure Schedule. The Seller has furnished to Purchaser all material environmental audits and environmental reports that identify any liability to the Company Parties or the Business that are in the Company Parties’ or the Equityholders’ possession.

(ii)            None of the following exists at any of the Leased Real Property: (A) underground storage tanks; (B) asbestos-containing material in any form or condition; (C) materials or equipment containing polychlorinated biphenyls; or (D) landfills, surface impoundments or Hazardous Substance disposal areas. The Company Parties have not unlawfully treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed or released any Hazardous Substance. None of the Company Parties have received any written notice that any of the Leased Real Property is contaminated by any Hazardous Substance, which has or would reasonably be likely to give rise to any material Liabilities to the Business or the Company Parties pursuant to any Environmental, Health and Safety Requirements. The Company Parties have not assumed, undertaken or otherwise become subject to any material Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements.

(iii)           Neither this Agreement nor any Related Agreement, nor the consummation of the transactions contemplated herein or therein, would reasonably be expected to result in any obligation for site investigation or cleanup, or notification to or consent of any Governmental Authority or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health and Safety Requirements.

(j)             Intellectual Property.

(i)            Each Company Party solely and exclusively owns all right, title and interest in and to the Owned IP. All Owned IP is free and clear of any Encumbrances, except for Permitted Encumbrances. The Seller IP is all the Proprietary Information and Technology that is material to conduct the Business as currently conducted. All Owned IP is fully transferable, alienable and licensable by the applicable Company Party without restriction and without payment of any kind to any third party and without approval of any third party. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated by this Agreement and the Related Agreements will not result in the material loss or impairment of the Owned IP, or give rise to any right of any Person to terminate any rights under any Inbound License or exercise any new or additional rights under any of the Inbound Licenses. Each item of Seller IP owned or exploited by a Company Party prior to the Closing will be owned or available for exploitation by Purchaser on identical terms and conditions after the Closing.

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(ii)            The Company Parties’ use of the Owned IP in connection with conducting the Business as currently conducted do not infringe, misappropriate, or violate any Intellectual Property Right of any Person (and have not previously done so). There is no past, pending or, to the Knowledge of Seller, threatened Legal Proceeding alleging that the Company Parties’ use of the Owned IP in connection with the conduct of the Business as currently conducted (or as conducted in the past) infringes, misappropriates or otherwise violates the Intellectual Property Rights of any Person or any facts or circumstances that might reasonably serve as the basis for any such Legal Proceeding. Seller has not received any written notice that a Company Party must license or refrain from using any Proprietary Information and Technology required to conduct the Business in the manner in which it is currently being conducted. No Person has interfered with, infringed upon, misappropriated, or violated a Company Parties’ Intellectual Property Rights in any Owned IP.

(iii)          Section 4.1(j)(iii) of the Disclosure Schedule accurately identifies: (A) each item of Registered IP (and for each such item, the full legal name of the owner of record, the jurisdiction in which it exists, the application or registration number, and the date of application, registration or issuance, as applicable), (B) all domain names owned or used by a Company Party (and for each such item the full legal name of the owner of record and the expiration date) and social media accounts, and (C) a list of each assumed name, trade name and fictitious name used in the Business. All Registered IP is (x) in full force and effect, (y) valid, subsisting and enforceable and (z) has been obtained and maintained in compliance with all Laws.

(iv)          Section 4.1(j)(iv) of the Disclosure Schedule accurately identifies each: (A) Inbound License (excluding commercially available, off-the-shelf licenses for executable software with an acquisition cost of less than $5,000) and (B) Outbound License. Seller has delivered to Purchaser true, complete and correct copies of the same. All IP Licenses are valid, binding and enforceable against all parties thereto, and there exists no event or condition that does or will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by, any party thereunder. There is no Contract, Order or other provision or requirement that obligates a Company Party to grant any license, covenant not to sue, immunity, release or right in the future with respect to any Owned IP.

(v)           Section 4.1(j)(v) of the Disclosure Schedule accurately identifies: all Software in the Owned IP material to the conduct of the Business as it is currently operated (for greater certainty, including any Open Source Material) that is contained in, distributed with, accessed by, or used in the operation, support, development or compilation of any Products. No source code for any Software that is owned by a Company Party has been delivered, licensed, or is subject to any source code escrow, delivery or similar obligation, whether contingent or otherwise, by a Seller to any third party. All source code for any Software that is owned by a Company Party is commented using industry conventions that would permit a person reasonably skilled in the art of computer programming to read, understand and modify it. No Company Party is obligated under any Inbound Licenses or any Open Source Materials to distribute or make available any Software included in the Owned IP, including any source code or other materials, or grant any rights to any such Software to any Person; and the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated by this Agreement and the Related Agreements will not subject a Company Party or Purchaser to any such obligation. No funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Owned IP owned or purported to be owned by a Company Party.

(vi)          Each Company Party and Equityholder has: (A) taken all reasonable measures to protect and preserve its rights in the Owned IP and the confidentiality of all Trade Secrets contained therein; and (B) only disclosed any Trade Secrets owned or held by it pursuant to the terms of a written agreement that requires the Person receiving such Trade Secrets to reasonably protect and not disclose such Trade Secrets.

(vii)         Except as otherwise set forth on Section 4.1(j)(vii) of the Disclosure Schedule, each current and former employee, officer, consultant and contractor of a Company Party who is or has been involved in the development (alone or with others) of any Owned IP, or has or previously had access to or otherwise developed any Owned IP, has executed a written and enforceable Contract that (A) irrevocably assigns to the relevant Company Party, without an obligation of additional payment, all right, title and interest in and to any such Owned IP, (B) irrevocably waives any moral rights that such person may have in and to such Owned IP, and (C) reasonably protects the relevant Company Party’s Trade Secrets. True, complete and correct copies of such Contracts have been made available to Purchaser.

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(viii)        All Software used by each Company Party is substantially free of any material defects, bugs and errors, and does not contain or make available any disabling software, code or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials (“Contaminants”). The Company Parties have taken all commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are substantially free from Contaminants.

(ix)           The computer, information technology and data processing systems, facilities and services used by the Company Parties, including all Software, hardware, networks, communications facilities, platforms and related systems and services (including those under the custody or control of the Company Parties or those co-located or otherwise made available from third parties) used or currently planned to be used by the Company Parties (collectively, the “Systems”), are sufficient to operate the Business in the manner it is currently being conducted. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Business in the manner it is currently being conducted. Except as set forth on Section 4.1(j)(ix) of the Disclosure Schedule, there has been no failure, breakdown or substandard performance of any Systems during the previous twelve (12) months that has caused a material disruption or interruption in or to any use of the Systems or the operation of the Business.

(k)            Insurance.

(i)            Section 4.1(k)(i) of the Disclosure Schedule lists the following information with respect to each insurance policy to which any Company Party is a party or under which any of its assets or properties, the Business, or any of its current or former employees, officers, directors or managers (in each such individual’s capacity as such) is a named insured or otherwise the beneficiary of coverage thereunder (each, an “Insurance Policy”): (A) the title of the policy for such Insurance Policy; (B) the policy number and the period of coverage for such Insurance Policy; and (C) the name of the insurer, the name of the policyholder and the name of each covered insured for such Insurance Policy.

(ii)           With respect to each Insurance Policy: (X) such Insurance Policy is legal, valid, binding and enforceable on the applicable Company Party and in full force and effect and all premiums due and payable to date thereunder have been paid, the (Y) the Company Parties are not nor in the past five (5) years have they been, in default or otherwise in material breach thereof (including regarding payment of premiums or giving of notices) and (Z) no event has occurred that (with or without the passage of time or giving of notice) would reasonably be expected to constitute such a default or breach, or permit termination, modification, cancellation or acceleration of any right or obligation under such Insurance Policy. The Insurance Policies provide coverage of the type and in the amounts customarily carried by Persons conducting businesses or owning properties and assets similar to those of the Company Parties in all material respects.

(l)             Employees.

(i)            Section 4.1(l)(i) of the Disclosure Schedule sets forth, with respect to each current employee of the Company Parties (including any employee who is on a leave of absence or on layoff status): (i) the name, title or classification of each employee; (ii) each employee’s annualized base compensation as of January 1, 2022; (iii) the number of hours of paid time off that each employee has accrued as of January 1, 2023; and (iv) whether the employee is on leave or layoff status and, if applicable, the estimated return to work date.

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(ii)            No former employee of the Company Parties (or spouse or other dependent thereof) receives any benefits from the Company Parties relating to such former employee’s employment with the Company Parties.

(iii)          The employment of the employees of the Company Parties is terminable by the applicable Company Party at-will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by Law. Seller has made available to Purchaser accurate copies of all current employment agreements and written employee manuals and handbooks relating to the employment of employees of the Company Parties.

(iv)          Except as otherwise set forth on Section 4.1(l)(iv) of the Disclosure Schedule, no employee of the Company Parties whose annual compensation is in excess of $75,000 per year is a party to or is bound by any confidentiality agreement, noncompetition agreement, non-solicitation agreement, work-made-for-hire IP assignment agreement, or other Contract (with any Person) that would reasonably be expected to have a materially adverse effect on (A) the performance by such employee of any of his or her duties or responsibilities as an employee of such applicable Company Party, or (B) the Business. Except as set forth on Section 4.1(l)(iv) of the Disclosure Schedule, as of the date hereof, neither the Company Parties nor either Equityholder has received written notice that any current employee intends to terminate his or her employment with the applicable Company Party.

(v)           The Company Parties are not party to, or bound by, any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council. There are no labor agreements, collective bargaining agreements or any other labor-related agreements or arrangements that pertain to any employees of the Company Parties and no employees of the Company Parties are represented by any labor union, labor organization or works council.

(vi)          There has never been any strike, lockout, slowdown, work stoppage, or, to Seller’s Knowledge, union organizing activity, or any similar activity or dispute, by or for the benefit of any of the Company Parties’ employees affecting the Company Parties or any of its employees, and, to Seller’s Knowledge, no Person has threatened to commence any such strike, lockout, slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

(vii)         The Company Parties have not violated the WARN Act or any similar state or local Law. Except as set forth in Section 4.1(l)(vii) of the Disclosure Schedule, during the ninety (90)-day period prior to the date hereof, the Company Parties have not terminated any employees.

(viii)        Section 4.1(l)(viii) of the Disclosure Schedule accurately sets forth each Person retained by the Company Parties as a consultant or independent contractor as of the date hereof. The Company Parties have not misclassified any independent contractors or employees in violation of applicable Law and, to Seller’s Knowledge, no individual or Governmental Authority has threatened any Legal Proceeding regarding misclassification of any independent contractor.

(ix)           The Company Parties have complied in all material respects with the requirements of all federal, state and local laws regarding immigration, including, but not limited to the requirements under the federal Immigration Reform and Control Act of 1986, as amended, the Immigration and Nationality Act of 1990, as amended, and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, as amended, and any successor statutes, laws, rules and regulations thereto (“Immigration Laws”). The Company Parties are not the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor have the Company Parties been fined, penalized, warned or received any other written notice regarding compliance with the Immigration Laws.

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(m)           Employee Benefits.

(i)            Section 4.1(m)(i) of the Disclosure Schedule sets forth a true, complete and correct list of all material Employee Benefit Plans, as currently in effect or for which any obligations of the Company Parties exist.

(ii)            None of the Employee Benefit Plans listed on Section 4.1(m)(i) of the Disclosure Schedules are required to obtain a favorable determination letter or advisory letter issued by the Internal Revenue Service as to its qualified status under the Code.

(iii)           None of the Employee Benefit Plans that are “welfare benefit plans” as defined in ERISA Section 3(1) provide for continuing benefits or coverage for any participant or beneficiary of a participant after such participant’s termination of employment, except to the extent required by Law.

(iv)          Neither the Company Parties nor any ERISA Affiliate has ever sponsored, maintained, contributed to or had any obligation to contribute to a plan or arrangement that is or was (i) subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “multiple employer plan” (within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code); (iv) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code); or (v) a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA).

(v)           Seller has made available to Purchaser, with respect to each Employee Benefit Plan and as applicable: (A) a copy of the Employee Benefit Plan and all amendments (including any amendment that is scheduled to take effect in the future); (B) a copy of each Contract (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement or recordkeeping agreement) relating to the Employee Benefit Plans; (C) a copy of any summary plan description for the Employee Benefit Plans; (D) a copy of any Form 5500 for each of the Employee Benefit Plan years, to the extent that a Form 5500 is required; and (E) a copy of the most recent determination letter, notice or other document that has been issued by, or that has been received by the Company Parties from, any Governmental Authority with respect to such Employee Benefit Plan.

(vi)          Since January 1, 2018, each Employee Benefit Plan has been operated and administered in accordance with its terms and in compliance in all material respects with Law, including the Code and ERISA.

(vii)         Each contribution or other payment that is required by Law or by the terms of the applicable Employee Benefit Plan to have been accrued or made to, under, or with respect to such Employee Benefit Plan has been duly accrued or made on a timely basis.

(viii)        No prohibited transaction within the meaning of Code Section 4975 or ERISA Section 406 or 407, and not otherwise exempt under ERISA Section 408, has occurred with respect to an Employee Benefit Plan that would reasonably be expected to subject the Company Parties to any material liability.

(ix)           There are no material Legal Proceedings pending nor, to Seller’s Knowledge, threatened in writing, with respect to any Employee Benefit Plan or the assets of any Employee Benefit Plan or any related trust (other than routine claims for benefits).

(x)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) accelerate the time of payment or vesting, require the funding of any benefit, or increase the amount of compensation due any officer, director, employee, or consultant under any of the Employee Benefits Plans except as may occur as the result of a termination of employment or (ii) result in the payment of any amount that may be deemed a “parachute payment” under Section 280G of the Code with respect to any employee of the Company Parties, to the extent applicable to the transaction contemplated by this Agreement.

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(n)            Permits. The Company Parties have maintained, in full force and effect, and have complied with, all material Permits and have filed all material registrations, reports and other documents that, in each case, are necessary or required for the conduct of the Business as currently operated, or the ownership, lease, use or operation of the assets or properties of the Business. Section 4.1(n) of the Disclosure Schedule lists all such Permits. Except as otherwise set forth in Section 4.1(n) of the Disclosure Schedule, all of the Permits identified in Section 4.1(n) of the Disclosure Schedule are validly issued, in good standing and full force and effect, and do not require renewal (either at the state or local level) prior to 90 days after the Closing Date. The Company Parties are in compliance in all material respects with all of their Permits. The Company Parties have not received any written notice from any Governmental Authority alleging the violation of, or failure to comply with, any term or requirement of any of their respective Permits, or regarding the revocation, withdrawal, suspension, cancellation, termination or modification of any of their respective Permits. There is no Legal Proceeding pending or Order outstanding or, to Seller’s Knowledge, threatened in writing against the Company Parties that would reasonably be expected to adversely affect any such material Permit, except as would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Company Parties, taken as a whole. Except as otherwise prohibited by Law, such Permits will be assigned to Purchaser at the Closing

(o)            Contracts and Commitments.

(i)            Section 4.1(o)(i) of the Disclosure Schedule sets forth an accurate and complete list of the following Contracts to which a Company Party is a party or by which any of the Purchased Assets are bound as of the date hereof, in each case, with respect to the Business (collectively, “Material Contracts”):

(A)            Any NFP Contract;

(B)            any Real Property Lease;

(C)            any Contract (or group of related Contracts) for the lease or license of personal property (excluding Proprietary Information and Technology) to or from any Person;

(D)            agreements or series of related agreements with customers or distributors involving aggregate payments to the Business in excess of $50,000 in the twelve (12)-month period ended December 31, 2021 or that include aggregate payments to the Business in excess of $50,000 in the twelve (12)-month period following Closing;

(E)            any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products or other personal property (excluding Proprietary Information and Technology) or for the furnishing or receipt of services involving aggregate payments by the Business, in each case in excess of $50,000 in the twelve (12)-month period ended December 31, 2020 or that require aggregate payments by the Business in excess of $50,000 in the twelve (12)-month period following Closing;

(F)            Contract for the sale of assets owned or leased by a Company Party with a book value of $50,000 in the aggregate (other than Inventory sales in the ordinary course of business);

(G)            any Contract concerning a partnership or joint venture;

(H)            Contract for (A) the acquisition, merger or purchase of all or substantially all of the assets or business of a third-party, or (B) the purchase or sale of assets outside of the ordinary course of business for aggregate consideration payable by a Company Party of $50,000 or more;

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(I)              any Contract (or group of related Contracts) under which a Company Party has created, incurred, assumed or guaranteed any Indebtedness or under which a Company Party has imposed or become subject to any Encumbrance other than Permitted Encumbrances on any of its material assets, tangible or intangible;

(J)             any Contract that includes non-disclosure or confidentiality restrictions on the Business or the Company Party’s operation of the Business;

(K)            any Contract between a Company Party, on one hand, and another Company Party, any Equityholders, or any of any Company Party’s or any Equityholders’ other Affiliates, on the other hand;

(L)            any profit sharing, equity option, equity purchase, equity appreciation, deferred compensation, severance, change of control or other material plan or arrangement for the benefit of the current or former officers, directors, managers, employees or independent contractors of a Company Party;

(M)            any collective bargaining agreement;

(N)            any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis for compensation in excess of $75,000 annually or that provides for severance benefits;

(O)            any Contract under which a Company Party has advanced or loaned any amount to such Company Party’s officers, directors, managers or employees (other than the advance of expenses in the ordinary course of business that are not in excess of $25,000 in the aggregate);

(P)            any Contract under which a Company Party has made any advance or loan to any other Person;

(Q)            any settlement, conciliation, or similar Contract;

(R)            any Government Contract;

(S)            any Contract that (i) limits the freedom of the Company Parties or Business to compete in any line of business or with any Person or in any area (including any agreement that contains any non-competition or non-solicitation provision), (ii) contains exclusivity obligations or restrictions binding on the Company Parties or Business or (iii) contains most favored nations provisions binding on the Company Parties or Business; and

(T)            Contract, not otherwise identified above, pursuant to which a Company Party is obligated as of the Closing Date to make payments in excess of $50,000 during the 12-month period following the date hereof.

(ii)           Seller has delivered to Purchaser a true, complete and correct copy of each Material Contract and a written summary setting forth the material terms and conditions of each oral Material Contract. Except as set forth on Section 4.1(o)(ii) of the Disclosure Schedule, with respect to each such Material Contract: (A) such Contract is legal, valid, binding, enforceable and in full force and effect; (B) no Company Parties, nor to Seller’s Knowledge, any other party, is in material breach or default, and, to Seller’s Knowledge, no event has occurred that with notice or lapse of time or both would constitute a breach or default or permit termination, modification or acceleration under any Material Contract; and (C) the Company Parties have not, and to Seller’s Knowledge, no other party has, repudiated in writing any provision of such Contract as of the date hereof.

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(p)           Tax Matters. Each Company Party has timely filed (taking into account any valid extensions of time) all Tax Returns that were required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All Taxes due and payable by each Company Party (whether or not shown on a Company Party Tax Return) have been timely paid. Section 4.1(p) of the Disclosure Schedule is an accurate list of all material federal, state, local and foreign Tax Returns filed by or with respect to the business and activities of any Company Party that have been audited. There is no Legal Proceeding with respect to Taxes in progress, pending, or, to Seller’s Knowledge, threatened. All deficiencies in Taxes proposed by any Governmental Authority have been paid in full or otherwise finalized. Each Company Party has complied in all material respects with all Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any non-United States Laws) and has, within the time and the manner prescribed by Law, withheld and paid over to the applicable Governmental Authority all amounts required to be so withheld and paid over under all Laws. Each Company Party (i) does not have in effect any waiver of any statute of limitations regarding Taxes, (ii) is not a party to any Contract to an extension of time regarding the assessment of any Tax deficiency, and (iii) has not received a written claim from any Governmental Authority in a jurisdiction with respect to which such Company Party does not file Tax Returns that such Company Party is or may be subject to taxation by such jurisdiction. There are no Encumbrances for Taxes upon any of the Purchased Assets, other than Permitted Encumbrances. No Company Party is a party to, or bound by, and has any Liability under any Tax sharing agreement, Tax indemnification agreement, or Tax allocation agreement or similar Contract (other than customary commercial Contracts, the primary purpose of which is unrelated to Taxes). No Company Party has any Liability for Taxes of any other Person under any Law, as a transferee or successor, by Contract or otherwise (other than customary commercial Contracts, the primary purpose of which is unrelated to Taxes). No Company Party has taken on its federal income Tax Returns any positions that could reasonably give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and the Company Parties has not engaged in any transaction that is a “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2).

(q)           Data Privacy; PCI Compliance; Data Security. The Company Parties have: (A) materially complied with all Laws relating to data, data privacy, data protection and data security of Personally Identifiable Information and its collection, storage, transmission, transfer (including cross-border transfers), processing, disclosure, destruction and use (collectively, “Collection and Use”) (such compliance, the “Personally Identifiable Information Obligations”); and (B) taken sufficient measures to ensure that all date and information owned, collected, held, processed or otherwise used by a Company Party, including Personally Identifiable Information, (collectively “Seller Data”) is protected against loss, damage, and unauthorized access, or other misuse. There has been no unauthorized access or other misuse of any Seller Data, and to Seller’s Knowledge no fact or circumstance has existed or exists that would reasonably be expected to result in any loss, damage, or unauthorized access, or other misuse of any Seller Data. Except as set forth in Section 4.1(q) of the Disclosure Schedule, the Company Parties do not use, collect, or receive, in connection with the provision of its Products, social security numbers, driver’s license numbers, national health insurance numbers, or other government-issued identification numbers of any client or customer. The Company Parties have complied with all privacy policies and privacy obligations of any third-party under the terms of any Contracts to which the Company Parties are obligated to comply. Seller has not received written notice of and, to Seller’s Knowledge, there are no claims or investigations related to their respective Collection and Use of Personally Identifiable Information or their respective Personally Identifiable Information Obligations nor, to Seller’s Knowledge, are there valid grounds for any such bona fide claims or investigations of such kind.

(r)            Suppliers. Section 4.1(r) of the Disclosure Schedule sets forth an accurate list of each Material Supplier. Since January 1, 2022, no Material Supplier has: (i) declined to renew, materially amended, canceled or otherwise terminated, or communicated any threat to a Company Party to decline to renew, materially amend, cancel or otherwise terminate, its relationship with a Company Party, or (ii) limited or decreased, or, to Seller’s Knowledge, threatened to limit or decrease, materially its services or supplies to a Company Party. To Seller’s Knowledge, no Material Supplier intends to cancel or otherwise terminate its relationship with a Company Party or to decrease materially its services or supplies to any Company Party or its usage or purchase of Products.

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(s)           Interested Party Transactions. Except as set forth on Section 4.1(s) of the Disclosure Schedule, no Equityholder, member, manager, officer or director of a Company Party or any Family Member of any of the foregoing: (i) is party to any agreements, transactions, arrangements or understandings with a Company Party (other than with respect to an officer or director of such Company Party pursuant to the organizational documents of such Company Party or with respect to an officer, director or employee of such Company Party pursuant to the Employee Benefit Plans), (ii) has any interest, directly or indirectly in any assets or properties used or held for use by the Business (other than as a holder of Equity Securities of Seller), (iii) is (other than with respect to an employee of a Company Party pursuant to Employee Benefit Plans as in effect as of the Effective Date) a supplier, debtor, lessor or creditor of Seller of the Business, (iv) is (other than with respect to an employee of a Company Party pursuant to Employee Benefit Plans or expense reimbursement policies as in effect as of the Effective Date) owed any amounts by a Company Party, or (v) owes any amount to any Company Party.

(t)            Propriety of Past Payments. No unrecorded fund or asset of any Company Party has been established for any purpose. No accumulation or use of company funds of a Company Party has been made without being properly accounted for in the books and records of the Company Parties. No payment has been made by or on behalf of a Company Party with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment. In the five (5) years prior to the date hereof, neither any Company Party nor any officer, director, manager, employee or agent of a Company Party or other Person, in each case acting for or on behalf of a Company Party, have, directly or indirectly, offered, promised, authorized or made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services to (i) influence an act or decision of any Governmental Authority (including a decision not to act); (ii) induce such a Person to use his or her influence to affect any Governmental Authority’s act or decision; (iii) obtain favorable treatment for a Company Party or any Affiliate of a Company Party in securing business; (iv) pay for favorable treatment for business secured for a Company Party or any Affiliate of a Company Party; (v) obtain special concessions (or for special concessions already obtained); or (vi) otherwise benefit a Company Party in violation of any Law (including the United States Foreign Corrupt Practices Act), in each of clauses (i) through (vi) in violation of applicable law. Neither any Company Party, nor any officer, director manager, employee, agent or other Person, in each case acting on behalf of a Company Party, have (A) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (B) accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value. No officer, director or Equityholder of a Company Party is a government official, a political party or a candidate for political office. Neither any Company Party nor any Equityholder or director of a Company Party has been convicted of or pleaded guilty to an offense involving fraud, corruption, or moral turpitude in any jurisdiction.

(u)           Parent Common Stock. In connection with the issuance of the Parent Common Stock contemplated by this Agreement, Seller represents and warrants as follows:

(i)            Seller is acquiring the Parent Common Stock for investment for Seller’s own account only, not as a nominee or agent, and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended and in effect from time to time, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”). Seller has no present intention of selling, granting any participation in, or otherwise distributing the Parent Common Stock other than to the Equityholders. Seller does not have any Contract with any Person to sell, transfer or grant participations to such Person or to any other Person, with respect to any of the Parent Common Stock.

(ii)           At no time was Seller presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Parent Common Stock by Purchaser, Parent or their agents or Affiliates.

(iii)          Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

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(iv)          Seller has been furnished with, and has had access to, such information as Seller considers necessary or appropriate in connection with the acquisition of the Parent Common Stock, and Seller has had an opportunity to ask questions and receive answers from Purchaser and Parent regarding the terms and conditions of the delivery of the Parent Common Stock.

(v)           Seller has knowledge and experience in financial and business matters and acknowledges it is capable of evaluating the merits and risks of this prospective investment, has the capacity to protect its own interests in connection with this transaction, and is financially capable of bearing a total loss of the Parent Common Stock.

(vi)          Seller is fully aware of: (A) the highly speculative nature of the Parent Common Stock; (B) the financial hazards involved; (C) the lack of liquidity of the Parent Common Stock; and (D) the Tax consequences of issuing the Parent Common Stock.

(vii)         Seller understands that the Parent Common Stock has not been, and will not be, registered under the Securities Act, by reason of a specific exclusion from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s and the Equityholder’s representations and warranties as expressed herein. Seller understands that the shares of Parent Common Stock constitute “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold the shares of Parent Common Stock indefinitely unless they are registered with the Securities Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller acknowledges that Purchaser has no obligation to register or qualify the Parent Common Stock for resale. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including the time and manner of sale, the holding period for the Parent Common Stock, and on requirements relating to Purchaser which are outside of Seller’s control. Seller is aware of the provisions of Rule 144 promulgated under the Securities Act.

(v)           Brokers. Except as set forth in Section 4.1(v) of the Disclosure Schedule, no Company Party or any Person acting on such Company Party’s behalf has employed or engaged any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby for which for which the Company Parties, the Equityholders, Purchaser, Parent or any of their respective Affiliates is or may become liable is or may become liable.

(w)           No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4.1 (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES), NEITHER THE SELLER NOR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, ON BEHALF OF THE COMPANY PARTIES, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE BUSINESS AND THE PURCHASED ASSETS FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL DELIVERED OR MADE AVAILABLE TO BUYER IN THE DATA ROOM OR OTHERWISE, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY) OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF THE BUSINESS, OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW, WHETHER EXPRESS OR IMPLIED.

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Section 4.2    Representations and Warranties Regarding Equityholders. Except as set forth on the corresponding sections of the Disclosure Schedule, each Equityholder represents and warrants, severally and not jointly, to Purchaser and Parent, as of the date hereof, and as of the Closing (except as to matters that speak as of a certain date which only need be true and correct as of such date or unless provided otherwise in the representation) as follows:

(a)           Capacity and Power. Such Equityholder, has the capacity and right to execute, deliver and perform this Agreement and each of the Related Agreements to which such Equityholder is a party and to consummate the transactions contemplated by this Agreement and each of the Related Agreements to which it is, or at the Closing will be, a party. No spousal or similar consent (whether related to joint ownership, community property or otherwise) is, or at the Closing will be, required in connection with the execution, delivery and performance by such Equityholder of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby that has not already been obtained.

(b)           Authorization and Non-Contravention. This Agreement and the Related Agreements to which such Equityholder is, or at the Closing will be, a party each constitute a legal, valid and binding obligation of such Equityholder, enforceable against such Equityholder in accordance with its terms, except to the extent enforcement may be affected by the Enforceability Exceptions. Except as set forth on Section 4.2(b) of the Disclosure Schedule, such Equityholder’s execution, delivery and performance of this Agreement and the Related Agreements to which such Equityholder is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby or thereby, does not and will not (i) constitute a breach or violation of or a default under (with or without due notice or lapse of time or both) any Law or Order to which such Equityholder or any of such Equityholder’s assets or properties is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract or Permit to which such Equityholder is a party or by which such Equityholder is bound or by which any of the Purchased Assets is bound or affected, (iii) result in the creation or imposition of an Encumbrance upon any of the Purchased Assets, or (iv) require any Permit, approval, license, certificate, consent, waiver, authorization, novation or notice of or to any Person, including any Governmental Authority or any party to any Contract, except with respect to subsections (i) through (iv), would not reasonably be expected to be, individually or in the aggregate, materially adverse to Seller, taken as a whole.

(c)           Parent Common Stock. In connection with the issuance of the Parent Common Stock contemplated by this Agreement, each Equityholder represents and warrants as follows:

(i)            Seller and the Equityholders are acquiring the Parent Common Stock for investment for their respective own account only, not as a nominee or agent, and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act. Seller has no present intention of selling, granting any participation in, or otherwise distributing the Parent Common Stock other than to the Equityholders. No Equityholder has any present intention of selling, granting any participation in, or otherwise distributing the Parent Common Stock. No Equityholder has any Contract with any Person to sell, transfer or grant participations to such Person or to any other Person, with respect to any of the Parent Common Stock.

(ii)           At no time was any Equityholder presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Parent Common Stock by Purchaser, Parent or their agents or Affiliates.

(iii)          Each Equityholder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(iv)          Each Equityholder has been furnished with, and has had access to, such information as such Equityholder considers necessary or appropriate in connection with the acquisition of the Parent Common Stock, and each Equityholder has had an opportunity to ask questions and receive answers from Purchaser and Parent regarding the terms and conditions of the delivery of the Parent Common Stock.

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(v)           Each Equityholder has knowledge and experience in financial and business matters and acknowledges it is capable of evaluating the merits and risks of this prospective investment, has the capacity to protect its own interests in connection with this transaction, and is financially capable of bearing a total loss of the Parent Common Stock.

(vi)          Each Equityholder is fully aware of: (A) the highly speculative nature of the Parent Common Stock; (B) the financial hazards involved; (C) the lack of liquidity of the Parent Common Stock; and (D) the Tax consequences of issuing the Parent Common Stock.

(vii)         Each Equityholder understands that the Parent Common Stock has not been, and will not be, registered under the Securities Act, by reason of a specific exclusion from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s and the Equityholder’s representations and warranties as expressed herein. Each Equityholder understands that the shares of Parent Common Stock constitute “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller (and any Equityholder transferee permitted hereunder) must hold the shares of Parent Common Stock indefinitely unless they are registered with the Securities Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Each Equityholder acknowledges that Purchaser has no obligation to register or qualify the Parent Common Stock for resale. Each Equityholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including the time and manner of sale, the holding period for the Parent Common Stock, and on requirements relating to Purchaser which are outside of such Equityholder’s control. Each Equityholder is aware of the provisions of Rule 144 promulgated under the Securities Act.

(d)           Brokers. Neither such Equityholder nor any Person acting on his or her behalf has employed or engaged any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby for which the Company Parties, the Equityholders, Purchaser, Parent or any of their respective Affiliates is or may become liable.

(e)            No Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4.2 (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES), NEITHER THE EQUITYHOLDERS NOR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, ON BEHALF OF THE EQUITYHOLDERS, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE BUSINESS AND THE PURCHASED ASSETS FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL DELIVERED OR MADE AVAILABLE TO BUYER IN THE DATA ROOM OR OTHERWISE, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY) OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF THE BUSINESS, OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW, WHETHER EXPRESS OR IMPLIED.

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Section 4.3    MMT Parties Representations and Warranties. Except as disclosed or reflected in the Parent SEC Documents (“Parent SEC Documents”) that were publicly available on the website of the SEC at least five Business Days prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) (provided that nothing disclosed in the Parent SEC Documents will be deemed to be a qualification of or a modification to the representations and warranties set forth in Section 4.3(b), Section 4.3(d) or Section 4.3(g)), solely to the extent it is reasonably apparent from the face of such disclosure that any such disclosure included in the Parent SEC Documents would qualify the applicable representations and warranties contained herein, the MMT Parties hereby represent and warrant to Seller and Equityholders, as of the date hereof and as of the Closing Date, as follows:

(a)           Organization; Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Parent has full corporate power and authority to execute, deliver and perform this Agreement and all Related Agreements to which it is, or at the Closing will be, a party and to consummate the transactions contemplated by this Agreement and each of the Related Agreements to which it is, or at the Closing will be, a party. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full limited liability company power and authority to execute, deliver and perform this Agreement and all Related Agreements to which it is, or at the Closing will be, a party and to consummate the transactions contemplated by this Agreement and each of the Related Agreements to which it is, or at the Closing will be, a party.

(b)           Authorization and Non-Contravention. The execution, delivery and performance of this Agreement and the Related Agreements to which an MMT Party is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or other action on the part of the applicable MMT Party. This Agreement and the Related Agreements to which an MMT Party is, or at the Closing will be, a party each constitute a legal, valid and binding obligation of the applicable MMT Party, enforceable in accordance with its terms. Each MMT Party’s execution, delivery and performance of this Agreement and the Related Agreements to which the applicable MMT Party is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby does not and will not (i) constitute a breach, violation or infringement of the applicable MMT Party’s governing documents, (ii) constitute a breach or violation of or a default under (with or without due notice or lapse of time or both) any Law, Order or other restriction of any Governmental Authority to which the applicable MMT Party or any of the applicable MMT Party’s assets or properties is subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract or Permit to which an MMT Party is a party or by which an MMT Party is bound or by which any of an MMT Party’s assets or properties is bound or affected, (iv) require any Permit, approval, license, certificate, consent, waiver, authorization, novation or notice of or to any Person, including any Governmental Authority or any party to any Contract to which an MMT Party is a party, except, with respect to subsections (ii), (iii) and (iv) as would not materially adversely affect either MMT Party’s ability to consummate the transactions contemplated by this Agreement.

(c)           Brokers. Neither MMT Party nor any Person acting on their behalf has employed or engaged any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby for which Seller, the Equityholders, the MMT Parties or any of their respective Affiliates is or may become liable.

(d)           Sufficiency of Funds. The MMT Parties have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price (including any payments under the Promissory Note and the Earn-Out Payment) and consummate the transactions contemplated by this Agreement and the Related Agreements.

(e)           Solvency. At and immediately after the Closing, and after giving effect to the transactions contemplated by this Agreement, the MMT Parties shall be solvent and shall: (a) be able to pay its debts as they become due; and (b) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Purchaser or the Company Parties. In connection with the transactions contemplated hereby, Purchaser has not incurred, nor plans to incur, debts (including its liability to make payments under the Promissory Note) beyond its ability to pay as they become absolute and matured.

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(f)            Legal Proceedings. There are no Legal Proceedings before any Governmental Authority pending, or to the MMT Parties’ Knowledge, threatened in writing against the MMT Parties or their Affiliates that could prevent, enjoin or materially delay any of the transactions contemplated hereunder or under any Related Agreement.

(g)            Purchaser SEC Reports. Parent has filed or furnished, as applicable, on a timely basis all Parent SEC Documents since January 1, 2021. Each of the Parent SEC Documents, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent SEC Documents. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Parent SEC Documents did not, and any Parent SEC Documents filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(h)            Parent Common Stock. Upon issuance, the Parent Common Stock will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any option, call, preemptive, subscription or similar rights under any provision of applicable Law, the government documents of Parent or any of its subsidiaries. At the Closing, Parent will have sufficient authorized but unissued shares or treasury shares of Parent Common Stock for Purchaser to meet its obligation to deliver the Parent Common Stock under this Agreement. Upon consummation of the Transaction, Seller shall acquire good and valid title to the Parent Common Stock.

(i)             Inspections; Non-Reliance. The MMT Parties are informed and sophisticated purchasers, and have engaged expert advisors, experienced in the evaluation and purchase of businesses, such as its acquisition of the Purchased Assets and Business of the Company Parties as contemplated by this Agreement and the Related Agreements. The MMT Parties undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

THE MMT PARTIES ACKNOWLEDGE THAT THEY HAVE NOT BEEN INDUCED BY, OR RELIED UPON, ANY REPRESENTATIONS, WARRANTIES, OR STATEMENTS (WRITTEN OR ORAL), WHETHER EXPRESS OR IMPLIED, MADE BY ANY PERSON THAT ARE NOT EXPRESSLY SET FORTH IN SECTION 4.1 OR SECTION 4.2 OF THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE MMT PARTIES SPECIFICALLY ACKNOWLEDGE THAT, EXCEPT AS SET FORTH IN SECTION 4.1 OR 4.2, NO REPRESENTATIONS OR WARRANTIES ARE MADE WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES, BUDGETS OR PROSPECTIVE INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO THE MMT PARTIES, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES.

ARTICLE V.
Pre-closing COVENANTS

The Parties agree as follows with respect to the period between the date of this Agreement and the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms:

Section 5.1    General. Each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements (including satisfaction of the Closing conditions set forth in Section 3.2 and Section 3.3) in a prompt and expeditious manner; provided, however, that nothing in this Agreement requires, or will be construed to require, an MMT Party to take, or to refrain from taking, any action (including agreeing to any concession or arrangement with any Governmental Authority or other Person that would impose any material obligation on such MMT Party) that would result in any material adverse restriction with respect to any material properties, material assets, business or operations of the MMT Parties or its Affiliates, or to cause its Affiliates to do or agree to do any of the foregoing, whether prior to, at or following the Closing.

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Section 5.2    Regulatory and Other Approvals; Notices and Consents.

(a)            Each Party will use commercially reasonable efforts to, give all notices to, and obtain as promptly as practicable all consents, Permits, approvals, licenses, certificates, covenants, waivers, authorizations or novations from, any Governmental Authority, as required in connection with the transactions contemplated by this Agreement and the Related Agreements and the consummation of the transfer and assignment to Purchaser of the Purchased Assets and the assumption by Purchaser of the Assumed Liabilities.

(b)           In furtherance of the foregoing, each Party will use commercially reasonably efforts to (i) make or cause to be made any filings or applications required of the Person or any of its applicable Affiliates under any Laws applicable to it with respect to the transactions contemplated by this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby and to pay any fees due of it in connection with such filings or applications, as promptly as is reasonably practicable; (ii) cooperate with the other Parties and furnish the information that is necessary in connection with the other Party’s filings or applications; (iii) cause the expiration of the notice or waiting periods under any Laws applicable to it with respect to the consummation of the transactions contemplated by this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby as promptly as is reasonably practicable; (iv) promptly inform the other Parties of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings or applications; (v) reasonably consult and cooperate with the other Parties in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and opinions made or submitted by or on behalf of any party in connection with all meetings, actions or other Legal Proceedings with Governmental Authorities relating to such filings or applications; (vi) comply, as promptly as is reasonably practicable, with any requests received under any Laws for additional information, documents or other materials with respect to such filings or applications; and (vii) attempt to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement and any Related Agreement. No party will permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Authority with respect to any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it gives the MMT Parties, in the case of the Company Parties, or Seller, in the case of the MMT Parties, reasonable prior notice of such meeting and, to the extent permitted by such Governmental Authority, gives such other Parties the opportunity to attend and participate thereat. (c)       In connection with any such filings, the MMT Parties and Seller will, and the Seller shall cause NFP to, cooperate in good faith with Governmental Authorities and with the other Parties and undertake promptly any and all action required to lawfully complete the transactions contemplated by this Agreement. Each Party will promptly notify the other Party or Parties when it becomes aware that any consents, Permits, approvals, licenses, certificates, covenants, waivers, authorizations or novations referred to in this Section 5.2 are obtained, taken, made, given or denied, as applicable.

(d)           The Parties will use commercially reasonable efforts and reasonably cooperate to give all notices to counterparties to Material Contracts and obtain, in writing, all consents, approvals, waivers, authorizations, replacement guaranties, or novations required from such Persons in connection with the transactions contemplated by this Agreement and the Related Agreements and the consummation of the transfer and assignment to Purchaser of the Purchased Assets and the assumption by Purchaser of the Assumed Liabilities reasonably promptly following the date hereof; provided that Purchaser will as promptly as possible provide to Seller and the applicable landlord all information and documentation reasonably required or requested by the landlord, including replacement guaranties, in order to obtain consents to the transactions contemplated by this Agreement from the landlords of the Leased Real Property. Each Party will provide the other Parties with copies of forms of such consent or notification prior to their submission to such Persons with respect to each consent, approval, waiver, authorization or novation, and will afford such other Parties the opportunity to comment on any letter, application and other document to be submitted reasonably in advance of the anticipated time of submission. At the reasonable request of a Party, the other Party will promptly advise such Party concerning the status of each applicable consent, approval, waiver, authorization or novation. Each Party will bear the expenses of its own legal counsel in connection with the actions contemplated by this Section 5.2. Except as otherwise provided in Section 9.11, any filing fees, consent fees or similar costs incurred in connection with this Section 5.2 will be borne 50% by Purchaser and 50% by Seller.

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(e)            The Seller will use, and shall cause the NFP to use, commercially reasonable efforts to provide any instruments, documents and certificates as may be reasonably requested by Purchaser in connection with the consummation of the transaction contemplated herein.

Section 5.3    Operation and Preservation of Business. Seller will use commercially reasonable efforts to conduct, and the Equityholders will cause Seller to use, and the Seller and the Equityholders will cause the NFP to use, commercially reasonably efforts to conduct, the Business in the Ordinary Course of Business in all material respects, and will use commercially reasonable efforts keep the Business and its assets and properties, including Seller’s present operations, licenses, physical facilities, insurance policies and goodwill with lessors, licensors, suppliers, customers and other business material relations substantially intact. Without limiting the generality of the foregoing, Seller will not, and the Equityholders will cause Seller not to, and the Seller and the Equityholders will cause the NFP not to, without the prior written consent of Purchaser, take any of the following actions:

(a)            materially amend, extend or terminate any Material Contract (other than extensions or expirations in accordance with such Material Contract’s terms) or enter into any Contract, which if entered into prior to the date hereof, would be a Material Contract;

(b)            incur any Indebtedness in excess of $40,000 (excluding any amounts incurred with respect to any credit card of the Business that is repaid prior to or at Closing) other than in the Ordinary Course of Business or incur any Company Party Closing Debt;

(c)            dispose of or encumber any Purchased Assets of a Company Party other than in the Ordinary Course of Business or other sales of merchandise for fair market value;

(d)            increase by more than 15% any compensation or benefits of any employees or independent contractors of any Company Party or establish any new Employee Benefit Plan other than in connection with the renewal or replacement of Employee Benefit Plans on substantially similar terms to the Employee Benefit Plans in effect on the date hereof;

(e)            hire, retain, engage or terminate any employee or independent contractor or make any other material personnel changes, provided, however, that Seller and the NFP may hire up to a total of five additional hourly employees, each earning no more than $75,000 per year, without Purchaser approval;

(f)             accelerate any accounts receivable, delay or postpone any capital expenditure or the payment of accounts payable or other Liabilities, other than in the Ordinary Course of Business, or change, in any material respect, any Company Party’s practices in connection with the making of capital expenditures or the payment of accounts payable;

(g)            grant any Person any license of or other right to Owned IP other than non-exclusive licenses of Products granted in the Ordinary Course of Business;

(h)            except as required as a result of a change in Law or GAAP after the date hereof, change any of the material financial accounting principles or practices of any Company Party;

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(i)             commence or settle any Legal Proceeding;

(j)             issue any equity interests or debt securities or repurchase or cancel any equity interests or debt securities of any Company Party;

(k)            declare, set aside, or pay any non-cash dividend or make any non-cash distribution with respect to any equity securities of Seller or enter into any Contract with any of the Equityholders; or

(l)             agree or commit to take any of the actions described in clauses (a) through (k) above.

Section 5.4    Access.

(a)            The Parties agree that the MMT Parties and their authorized agents and representatives will have the reasonable right and shall cause the NFP to grant such right, to (i) inspect and audit the Company Parties books and records (including records of account data, financial data, operating data, Tax records, records of corporate proceedings, Contracts, trademarks, Patent application files, governmental consents, personnel records, environmental records and site assessments and other business activities and matters relating to the transactions contemplated hereunder), (ii) reasonable access the Company Parties’ facilities, including the right of physical access for purposes of walk-through inspections of the Company Parties’ real property (including all Leased Real Property) and assets located thereon, Phase 1 (or equivalent) environmental assessments (but not including any sampling, drilling or testing of any kind without the Company Parties’ written approval and subject to the terms of the applicable Real Property Lease), surveying and such other activities as the MMT Parties may elect in their reasonable discretion subject to the Company Parties’ prior approval and the terms of the applicable Real Property Lease, and (iii) consult with the Company Parties’ officers, directors, managers, attorneys, auditors and accountants concerning customary due diligence matters. Such access will be at reasonable times during business hours, upon advanced written notice and in a manner not to unreasonably interfere with the normal business operations or disrupt the personnel of the Company Parties. All information provided pursuant to this Section 5.4(a) will be subject to the Confidentiality Agreement. Notwithstanding anything to the contrary contained in this Section 5.4(a), Seller may withhold any document (or portions thereof) or information to the extent that (1) the provision of access to such document (or portion thereof) or information violates (or would likely violate), any Contract to which Seller is a party or is subject, (2) such document (or portion thereof) or information constitutes (or would likely constitute) privileged attorney client communications or attorney work product or (3) if the provision of access to such document (or portion thereof) or information would reasonably be expected to conflict with applicable Laws or Orders; provided, that in each case, Seller will, to the extent legally permissible, make appropriate commercially reasonable substitute arrangements if the restrictions in clauses (1) through (3) apply, to the extent reasonably practicable in light of such restrictions.

Section 5.5    Exclusivity. Except as required by Law or an Order, neither Seller nor any Equityholder will, and each will cause the NFP and each of its respective officers, employees, directors, managers, members, partners, equityholders, advisors, financing sources, representatives and agents or Affiliates not to, (a) directly or indirectly solicit, initiate, knowingly encourage (including by way of furnishing information), or take any other action to facilitate any inquiry or the making of any proposal which constitutes, or would reasonably be expected to lead to, any acquisition or purchase of all or substantially all of the assets, equity interests or other securities of Seller or the NFP or any tender offer or exchange offer, merger, consolidation, business combination, joint venture, sale of substantially all assets, sale of securities, re-capitalization, spin-off, liquidation, dissolution or similar transaction involving a Company Party, or any other transaction, the consummation of which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or any Related Agreement (any of the foregoing, an “Alternate Transaction Proposal”) or agree to or endorse any Alternate Transaction Proposal or (b) propose, enter into or participate in any discussions or negotiations regarding any Alternate Transaction Proposal, or furnish to any other Person any information with respect to the business or assets of a Company Party in connection with an Alternate Transaction Proposal, or otherwise cooperate in any way with, or assist or participate in, facilitate or knowingly encourage, any effort or attempt by any other Person to do or seek any of the foregoing without the prior written consent of the MMT Parties. Seller will, and the Equityholders will cause Seller to, and each shall cause the NFP to, promptly terminate any discussions or negotiations regarding an Alternate Transaction Proposal. Seller will, and the Equityholders will cause Seller to, and each will cause the NFP to, promptly notify the MMT Parties in the event that a Company Party, any Equityholder or any of their respective officers, directors, managers, employees, securityholders, advisors, representatives and agents receives any unsolicited indication of interest or proposal regarding an Alternate Transaction Proposal, including the identity of the Person indicating such interest or making such Alternate Transaction Proposal and a copy thereof.

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Section 5.6    Confidential Information

. That certain Mutual Confidentiality Agreement dated May 3, 2022, by and between Parent and Seller (the “Confidentiality Agreement”), will remain in full force and effect after the date hereof until the Closing in accordance with its terms, and the existence and terms of this Agreement and the Related Agreements will constitute “Confidential Information” thereunder. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, the MMT Parties shall be entitled disclose any Confidential Information of the Company Parties that it deems necessary to comply with or to avoid liability with respect to applicable securities and stock exchange rules and regulations; provided, however, that until the Closing Date, the MMT Parties must, at least two (2) days prior to making any such disclosures of the Company Parties’ Confidential Information, (i) provide Seller written notice of its intent to make such disclosures and the basis for its determination that such disclosures are necessary to comply with applicable securities and stock exchange rules and regulations, and (ii) provide Seller reasonable opportunity to review such requirements and object to the disclosure of any of its Confidential Information.

Section 5.7    NFP Documents; Permitted NFP Changes.

(a)            The Seller shall not, and shall cause the NFP not to, amend, breach, modify or terminate (i) any Contract between the NFP and a Seller or any Affiliate of a Seller, (ii) the formation documents of the NFP or (iii) the bylaws of the NFP; provided, however, as to clauses (ii) and (iii), except as set forth in Section 3.2(e)(iv).

(b)            The Seller shall, and shall cause the NFP to, take all necessary action so that Purchaser is provided with the same or substantially similar (i) power to appoint members of the board of directors of the NFP and (ii) contractual and legal rights and relationship with the NFP; in each case as currently held by Seller or Equityholders.

(c)            The Seller shall cause the NFP to deliver the NFP Deliverables to Purchaser on or before the Closing.

(d)            The Seller shall use commercially reasonable efforts to, and shall cause the NFP to use commercially reasonable efforts to, (i) in the event it becomes permissible under applicable Law prior to Closing, obtain for the NFP a Permit that will allow the NFP to continue the Business while operating as a for-profit company and if such Permit is obtained, convert the NFP to a for-profit company or (ii) if a change to applicable Law allows the NFP to convert to a for-profit company under its existing Permits while continuing the Business, convert the NFP to a for-profit company. Notwithstanding the forgoing, the Companies shall not, and shall not permit the NFP to, convert to a for-profit company if (i) the Equity in the NFP after such conversion will not be held entirely by the Seller (ii) the NFP would have any Equity Commitments to any Person other than the Companies following such conversion, or (iii) such Equity would not be transferable as a Purchased Asset (and, for the avoidance of doubt, such Equity shall be deemed a Purchased Asset) under applicable Law.

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(e)            Seller shall use commercially reasonable efforts to, and shall cause the NFP to use commercially reasonable efforts to, cause the NFP to retain its employees through the Closing.

ARTICLE VI.
ADDITIONAL COVENANTS

Section 6.1    Further Assurances. In case at any time after the Closing any further action is necessary or reasonably required to carry out the purposes of this Agreement or any Related Agreement or any transaction contemplated hereby or thereby (including with respect to any Tax matters as provided in Section 6.4), each Party will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the requesting Party’s cost and expense (unless the requesting Party is entitled to indemnification therefor under Section 6.10). From and after the Closing, Purchaser will be entitled to possession of all documents, books, records (including Tax records), Contracts and financial data of any sort relating to the Business, in each case, excluding Excluded Assets.

Section 6.2    MMT Party Confidential Information. Effective upon the Closing, the Confidentiality Agreement will automatically terminate without any further action by any Person. From and after the Closing, subject to Error! Reference source not found., Seller and the Equityholders will, and will instruct the NFP and their respective Affiliates, employees, officers, directors, managers, members, partners, equityholders, advisors, representatives and agents to, (a) treat and hold as confidential and proprietary all information concerning (i) the Purchased Assets, the Assumed Liabilities and the Business and (ii) either MMT Party and its Affiliates and the business and affairs of the MMT Parties (in the case of clause (ii), that is received in connection with the negotiation or execution of this Agreement or any Related Agreement) that is not generally available to the public as of the Closing (provided, that any information generally available to the public as a result of Seller’s or any Equityholder’s breach of this Section 6.2 or the Confidentiality Agreement will not be deemed to be generally available to the public hereunder) (collectively, the “Purchaser Confidential Information”), (b) refrain from using any Purchaser Confidential Information except as otherwise contemplated by this Agreement or to exercise a party’s rights or perform its obligations under this Agreement or a Related Agreement and (c) promptly deliver to Parent or destroy, at the election of Parent, all tangible embodiments (and all copies) of any Purchaser Confidential Information that are in the possession or under the reasonable control of Seller, any Equityholder or any of their respective Affiliates, employees, officers, directors, managers, members, partners, equityholders, advisors, representatives or agents at the Closing. In the event that Seller or any Equityholder (or any of their respective Affiliates, employees, officers, directors, managers, members, partners, equityholders, advisors, representatives and agents) is requested or required (pursuant to written or oral question or request for information or documents in any Legal Proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Purchaser Confidential Information, such Person will, if permitted, promptly notify Parent of the request or requirement so that Parent may seek, at its sole cost, an appropriate protective order or waive compliance with the provisions of this Section 6.2. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or any Equityholder (or such other Person) is, on the advice of counsel, compelled to disclose any Purchaser Confidential Information, Seller or such Equityholder (or such other Person), as applicable, may disclose that portion of Purchaser Confidential Information that is required to be disclosed; provided, however, that the disclosing Person will use such Person’s commercially reasonable efforts to obtain, at the reasonable request of and at the cost of, the MMT Parties, an order or other assurance that confidential treatment will be accorded to such portion of Purchaser Confidential Information required to be disclosed as Purchaser will designate. The existence and terms of this Agreement and the Related Agreements will be deemed Purchaser Confidential Information.

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Section 6.3    Customer and Supplier Inquiries; Accounts Receivable. From and after the Closing, Seller will refer to Purchaser all customer, supplier, employee or other inquiries or correspondence relating to the Purchased Assets, the Assumed Liabilities or the conduct or operations of the Business after the Closing. Seller will promptly remit to Purchaser all payments and invoices received after the Closing that relate to the Purchased Assets, the Assumed Liabilities or, other than with respect to the Excluded Assets or the Excluded Liabilities, the conduct or operations of the Business. Purchaser will have the right and authority to collect for its own account all Accounts Receivable and other items that are included in the Purchased Assets and to endorse with the name of Seller any checks or drafts received with respect to any such Accounts Receivable or other items. Purchaser will promptly remit to Seller all payments and invoices received after the Closing that relate to the Excluded Assets or the Excluded Liabilities.

Section 6.4    Tax Matters.

(a)            Purchaser and Seller will each timely prepare and file such Tax Returns as may be, respectively, required of them under applicable Law in connection with all excise, sales, use, value added, transfer, stamp, documentary, filing, recordation or other similar Taxes incurred in connection with or as a result of the sale and transfer of the Purchased Assets and the Assumed Liabilities hereunder (“Transfer Taxes”) in accordance with the form of the transaction contemplated hereunder or as may otherwise be required by any Governmental Authority; provided, however, that the cost of all such Transfer Taxes will be borne 50% by Purchaser and 50% by Seller and Purchaser and Seller shall cooperate to timely file and pay all Transfer Taxes.

(b)           Seller shall prepare and timely file all federal, state, local and non-U.S. Tax Returns (i) of Seller and Affiliates (other than, for the avoidance of doubt, the NFP) for any Pre-Closing Tax Period, (ii) with respect to the Business and the Purchased Assets for any Tax period ending on or before the Closing Date , or (iii) of NFP for any Tax period ending on or before the Closing Date, and, in each case, shall timely pay all Taxes attributable to such Tax periods (whether or not shown on such Tax Returns; provided, however, that such Tax Returns shall be prepared in a manner consistent with past practice unless otherwise required by applicable Laws (determined on a “more likely than not” (or higher level of confidence) basis). Purchaser shall prepare and file all Tax Returns with respect to the Business and the Purchased Assets and the NFP other than those Tax Returns described in (i),(ii) and (iii) of the previous sentence, including Tax Returns for any Tax period beginning before and ending after the Closing Date (a “Straddle Period”). With respect to Tax Returns pertaining to any Straddle Period, (i) Purchaser shall provide such Tax Returns to the Seller in advance of such filing allowing reasonable time for Seller’s review and incorporate such reasonable comments as Seller may provide with respect to the portion of such Straddle Period ending on the Closing Date, and (ii) Seller shall, no later than five Business Days after Purchaser notifies the Seller of the amount of Taxes that are due and payable with such Tax Returns and which are attributable to that portion of such Straddle Period ending on and including the Closing Date (as determined pursuant to Section 6.4(c) below), pay such amount to Purchaser.

(c)            In the case of any Straddle Period, the amount of any Taxes of the NFP based on or measured by income, receipts, sales, use, or payroll for the portion of the Straddle Period that relates to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date. Any other Taxes, including, without limitation, property, ad valorem Taxes, and similar Taxes imposed on a periodic basis attributable to the Purchased Assets or the Business of NFP for any Straddle Period will be pro-rated and allocated between the applicable Company Party and Purchaser based upon the total amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, with the applicable Seller responsible for those allocable to the period prior to and including the Closing Date and Purchaser responsible for those allocable to the period after the Closing Date.

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(d)            Any Party who receives any notice of a pending or threatened proceeding, assessment, or adjustment against or with respect to any Company Party with respect to Taxes that may give rise to liability of another Party hereto, shall promptly notify such other Party; provided that any failure to notify the other Party shall not affect any indemnification obligations of Seller under this Agreement, except to the extent the other Party is actually and materially prejudiced by such failure. The Parties each agree to consult with and to keep the other Parties hereto informed on a regular basis regarding the status of any Tax proceeding to the extent that such proceeding could affect a liability of such other Parties (including indemnity obligations hereunder). Representative shall have the right to control, in good faith, the conduct of a Tax proceeding relating solely to a Tax period ending on or before the Closing Date (which shall not, for the avoidance of doubt, include a Straddle Period) (a “Pre-Closing Tax Claim”); provided, that (i) Representative shall keep Purchaser informed regarding the progress and substantive aspects of Pre-Closing Tax Claim, (ii) Purchaser shall be entitled at its expense to participate in any such Pre-Closing Tax Claim, and (iii) Representative shall not compromise or settle any such Pre-Closing Tax Claim without obtaining Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If Representative does not elect to control or does not control in good faith the conduct of an audit or other Tax proceeding of a Pre-Closing Tax Period no later than ten (10) business days following receipt by Representative of notice of such Pre-Closing Tax Claim, then Purchaser shall control such proceeding. Purchaser shall control the conduct of all stages of all other pending or threatened proceedings, assessments or adjustments with respect to Taxes against , involving or otherwise attributable to the Purchased Assets, the Business or the NFP ; provided, that, with respect to any such Tax proceeding, assessment or adjustment that includes any Pre-Closing Tax Period, (i) Purchaser shall keep Representative reasonably informed regarding the progress and substantive aspects of any such audit or proceeding (including providing copies of all written communication with any Taxing Authority), (ii) Seller shall be entitled at their expense to participate in any such audit or proceeding, and (iii) Purchaser shall not resolve, compromise or settle any such audit or proceeding without the prior written consent of Representative, such consent not to be unreasonably withheld, conditioned or delayed, to the extent the resolution, compromise or settlement would or could reasonably be expected to give rise to an indemnity obligation of the Seller under this Agreement.

(e)            Any Tax refund or credit (including any interest actually paid or credited by the relevant Governmental Authority) received by the NFP, Purchaser or any of their Affiliates for any Pre-Closing Tax Periods related to Taxes actually paid by the NFP on or before the Closing Date (or actually paid pursuant to an indemnity obligation with respect to such Taxes under this Agreement (a “Tax Refund”)) shall be transferred to the Seller within ten (10) days after receipt of such Tax Refund. Purchaser shall cooperate with Representative in obtaining such refunds or credits, including through the filing of amended Tax Returns or refund claims, as requested by the Seller. To the maximum extent permitted by law, any such Tax Refunds will be claimed in cash rather than as a credit against future Tax liabilities.

(f)            Without the prior written consent of Seller, none of the NFP, Purchaser or any of their Affiliates shall amend any tax return, enter into any closing agreement, initiate any voluntary disclosure agreement with any Taxing authority, settle any Tax claim or assessment relating to the NFP, extend or waive the limitation period applicable to any Tax claim or assessment, surrender any right to claim a refund for Taxes, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such action or omission would or could reasonably be expected to give rise to an indemnity obligation of the Seller under this Agreement, unless Purchaser agrees to waive such indemnification obligation.

Section 6.5    [RESERVED]

Section 6.6    Books and Records; Post-Closing Assistance.       To facilitate the resolution of any claims for which Seller and/or the Equityholders may be liable for indemnification under this Agreement, or for any other reasonable purpose, for a period of six (6) years after the Closing Date, or so long as there are any outstanding indemnification claims pursuant to this Agreement, Purchaser will retain all books, records and other documents pertaining to the Business in existence on the Closing Date and make the same available for inspection and copying by Seller and the Equityholders during normal business hours for any reasonable business purpose, upon reasonable request and upon reasonable advanced written notice. If, and for so long as, Purchaser or Seller, or any of their Affiliates, is actively contesting or defending any Third-Party Claim for which it may be liable for indemnification hereunder, the Parties agree to cooperate with the other Party or its Affiliates, or its counsel in the contest or defense, and provide such testimony and access to books and records as shall be necessary in connection with the contest or defense.

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Section 6.7    Preservation and Transition of Marijuana Inventory. Prior to the Closing or the termination of this Agreement, Seller shall, and shall cause the NFP to, use commercially reasonable efforts in accordance with past practice to sell or maintain and preserve all Marijuana Inventory owned by the Business in a good and saleable condition in all material respects, including being free from mildew, fungus, rot, spoilage, infestation and agricultural neglect in all material respects.

Section 6.8    Non-Competition and Non-Solicitation.

(a)            Seller and Equityholder acknowledge and agree that (i) such Person has received confidential and proprietary information regarding the Business, including trade secrets; (ii) Purchaser or Parent may suffer irreparable harm if Seller or any of the Equityholders were to divulge such confidential and proprietary information to those in competition with either MMT Party or the Business, or to use such knowledge and information in competition with either MMT Party or the Business; (iii) the goodwill of the Business acquired through the acquisition of the Purchased Assets would be substantially diminished if, at any time during the Restricted Period, Seller or the Equityholders were to compete with either MMT Party; (iv) such Seller and Equityholder, as applicable, has determined that it is in his, her or its best interests and to his, her or its financial benefit (through his, her or its direct or indirect ownership of the Purchased Assets) to execute this Agreement and agree to enter into the restrictions set forth in this Section 6.8, given the significant and direct or indirect financial benefit that will be realized by Seller or such Equityholder, as applicable, as a result of the consummation of the transactions contemplated hereby; and (v) the MMT Parties are relying on the covenants and obligations of Seller and the Equityholders set forth in this Section 6.8 in connection with, and as a condition to the MMT Parties’ execution and delivery of, this Agreement and the consummation of the transactions contemplated hereby.

(b)            For a period of three (3) years after the Closing Date (the “Restricted Period”):

(i)             None of Seller or any Equityholder will, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be retained by, or render services or advice or other aid to, any Person engaged in or planning to become engaged in the Restricted Business in the Restricted Area (other than on behalf of an MMT Party). Notwithstanding the foregoing, without being in violation of this Section 6.8(b)(i), Seller and the Equityholders may (A) own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller or such Equityholder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person, (B) own the Equity Securities of Parent and the Note; or (C) serve in the capacity as an employee of or independent contractor to an MMT Party or any of its Affiliates.

(ii)            None of Seller (except with respect to the Equityholders) or any Equityholder (except with respect to any other Equityholder) will, directly or indirectly, (A) cause, induce or attempt to cause or induce any employee or independent contractor of the Business to terminate such relationship with the Business; (B) solicit any employee or independent contractor of the Business for hire, retention or employment or otherwise attempt to hire, retain, employ or otherwise engage as an employee, independent contractor or otherwise; or (C) cause, induce or attempt to cause or induce any supplier of the Business to cease doing business with an MMT Party or any of its Affiliates or to deal with any competitor of the Business; provided that general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not specifically directed towards such employees or independent contractors will not be deemed to constitute solicitation for purposes of clauses (A) or (B) of this Section 6.8(b)(ii).

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(iii)           Neither Seller nor any Equityholder shall make, directly or indirectly any disparaging statements, either orally or in writing, about any MMT Party or NFP or any of the names, businesses (including the Business) or officers of any MMT Party or NFP. Neither MMT Party shall make, directly or indirectly any disparaging statements, either orally or in writing, about Seller or any Equityholder or any of the names, businesses or managers, directors or officers of Seller or any Equityholder. Notwithstanding the foregoing, truthful statements made to a Governmental Authority will not be restricted by this Section 6.8(b)(iii).

(c)            If a final Order from a Governmental Authority or a court or tribunal of competent jurisdiction determines that any provision of this Section 6.8 is invalid or unenforceable, the Parties agree that the court or tribunal will have the power to reduce the scope, duration, or geographic area of the provision, to delete specific words or phrases, or to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision. This Section 6.8 will be enforceable as so modified at the time such Order becomes effective. The Parties acknowledge and agree that this Section 6.8 is reasonable and necessary to protect and preserve legitimate business interests and to prevent an unfair advantage from being conferred upon any Party.

(d)            If Seller or any Equityholder violates the covenants set forth in this Section 6.8, then notwithstanding any provision herein to the contrary, the Restricted Period will be extended with respect to Seller or such Equityholder, as applicable, for a period of time equal to the period that such violation will exist and be continuing.

(e)            The Parties acknowledge and agree that any breach of this Section 6.8 may result in serious and irreparable injury. Therefore, the Parties acknowledge and agree that, in the event of a breach, the Parties will be entitled, in addition to any other remedy at law or in equity to which they may be entitled, to equitable relief against the breaching Party, as applicable, including a temporary restraining order and preliminary and permanent injunctions to restrain such Persons from such breach and to compel compliance with the obligations hereunder, and Parties waive the posting of a bond or undertaking as a condition to such relief.

(f)             The parties acknowledge that the duration and geographic scope of the foregoing restrictions on competition are fair and reasonable, given the nature and geographic scope of this Agreement.

(g)           Nothing in this Section 6.8 will restrict the activities set forth on Section 6.8(g).

Section 6.9    Continuation of Seller Existence. Seller and the Equityholders shall ensure that Seller maintains its existence until the expiration of all indemnity periods in Section 7.1(b)(i) through Section 7.1(b)(v).

Section 6.10    Warranty Claims. Purchaser agrees to cause the NFP to honor all warranty claims made by customers of the Company for the repair, replacement or refund of Products (i) sold prior to the Closing Date or (ii) which are finished goods manufactured by the NFP prior to the Closing Date and which are sold either prior to or following the Closing Date; in each case only to the extent such claims and returns are made in the ordinary course of business after the Closing Date, and are valid as reasonably determined by the Purchaser (“Warranty Claims”). If the amount of Warranty Claims exceeds the sum of $2,500.00 in any month, then Purchaser shall notify Seller of such Warranty Claims and shall discuss in good faith how to handle such Warranty Claims (provided, however, for the avoidance of doubt, Purchaser and the NFP shall have the sole authority as to how to handle any such Warranty Claims). If the amount of such Warranty Claims exceeds the sum of $2,500.00 in any given month, then Seller shall reimburse Purchaser for the amount of such Warranty Claims in excess of $2,500.00 (and which shall be subject to the Set-Off).

Section 6.11    Kirk Payments. The MMT Parties shall cause the NFP to pay to Kirk, subject to withholding, any amount of the Kirk Payment received by the NFP pursuant to the terms hereof and the Kirk Agreement.

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Section 6.12    Legend. Seller and the Equityholders acknowledge and agree that any certificates representing Parent Common Stock pursuant to this Agreement may contain a legend in form acceptable to Purchaser and Parent, including the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK UP PROVISION BETWEEN THE COMPANY AND THE STOCKHOLDER SET FORTH IN A SEPARATE LOCK-UP AGREEMENT. A COPY OF SUCH LOCK-UP AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH LOCK-UP AGREEMENT.

ARTICLE VII.
certain remedies

Section 7.1    Indemnification Obligations.

(a)            Nature of Liability of Seller and Equityholders. The representations and warranties of Seller and the Equityholders in Section 4.1, the representations and warranties of each Equityholder in Section 4.2 (and in the Seller Closing Certificate or any Equityholder Closing Certificate with respect thereto), the agreements, covenants and obligations of Seller and the Equityholders in this Agreement or any Related Agreement, and all associated obligations of Seller and the Equityholders with respect to indemnification are joint and several obligations among Seller and each Equityholder; provided, however, Purchaser shall be obligated to recover any indemnification proceeds from Seller prior to seeking indemnification from any Equityholder.

(b)           Indemnification Obligations of Seller and the Equityholders. Seller and the Equityholders, jointly and severally, agree to indemnify, defend and reimburse the MMT Parties and their Affiliates and each of their respective officers, directors, managers, members, partners, equityholders, Subsidiaries, employees, successors, heirs, assigns, agents and representatives (each, a “Purchaser Indemnified Person”) for and hold harmless each Purchaser Indemnified Person from and against and be liable for any Damages related to or arising, directly or indirectly, out of, caused by or resulting from the following:

(i)            any breach of any representation or warranty made by Seller, or, solely with respect to the Equityholder providing indemnification pursuant to this Article VII, by such Equityholder, in this Agreement or any Related Agreement, including the failure of any such representation or warranty to be true at the Closing as if given at the Closing (except to the extent such representation or warranty is made as of a specified date, in which case as of such date);

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(ii)            any breach or nonperformance of or noncompliance with any covenant, agreement or obligation of Seller or, solely with respect to the Equityholder providing indemnification pursuant to this Article VII, by such Equityholder, set forth in this Agreement or any Related Agreement;

(iii)           any Excluded Assets, Excluded Liabilities, or Indemnified Taxes;

(iv)           any Claim by a Governmental Authority that, prior to the Closing Date, the NFP violated Section 4980H(a) of the Code for failing to provide healthcare coverage to full-time employees, or failed to file Forms 1094-C and 1095-C in accordance with the requirements of Sections 6055 and 6056 ; or

(v)            any Fraud on the part of Seller or any Equityholder.

(c)            Indemnification Obligations of Purchaser. The MMT Parties, jointly and severally, agree to indemnify, defend and reimburse Seller and its affiliates, officers, directors, managers, members, partners, equityholders, Subsidiaries, employees, successors, heirs, assigns, agents and representatives (each, a “Seller Indemnified Person”) for and hold harmless each Seller Indemnified Person from and against and be liable for any Damages related to or arising, directly or indirectly, out of, caused by or resulting from the following:

(i)             any breach or inaccuracy in any representation or warranty made by Purchaser or Parent in this Agreement or any Related Agreement, including the failure of any such representation or warranty to be true at the Closing as if given at the Closing;

(ii)            any breach or nonperformance of or noncompliance with any covenant, agreement or obligation of Purchaser or Parent set forth in this Agreement or any Related Agreement; or

(iii)           any Purchased Assets or Assumed Liabilities, except to the extent such Damages are caused by a breach or inaccuracy in any representation or warranty made by Seller or any Equityholder in this Agreement or any Related Agreement or a breach or nonperformance of or noncompliance with any covenant, agreement or obligation of Seller or any Equityholder set forth in this Agreement or any Related Agreement.

Section 7.2    Indemnification Procedure.

(a)            Notice of Claims. Any Purchaser Indemnified Person or Seller Indemnified Person claiming indemnification hereunder (each, a “Claiming Party”) will deliver, in the case of the Purchaser Indemnified Persons, to Seller, or in the case of a claim against a particular Equityholder, such Equityholder and in the case of the Seller Indemnified Persons, to Purchaser (as applicable, the “Responding Party”), notice (a “Claim Notice”) of any claim (each, a “Claim”) as to which such Claiming Party proposes to demand indemnification hereunder promptly after the Claiming Party has received notice thereof or otherwise becomes aware of such Claim, which such Claim Notice shall provide in sufficiently reasonable detail the facts of such Claim, the parties involved, and the amount at issue; provided that failure to give timely notice will not limit the indemnification obligations of the Responding Party hereunder except to the extent the Responding Party is actually materially prejudiced by the delay in giving, or failure to give, such notice.

(b)            Objections to Claims; Resolution of Conflicts.

(i)            The Responding Party will have the right to object to the Claiming Party’s right to be indemnified pursuant to this Section 6.10 for any Claim made pursuant to Section 7.2(a) by delivering written notice of such objection (each, a “Claim Objection Notice”) to the applicable Claiming Party within ten (10) Business Days following the Responding Party’s receipt of a Claim Notice (such period, the “Claim Objection Period”). The Claim Objection Notice with respect to any Claim will specify in reasonable detail the basis for the Responding Party’s objection to such Claim. In the event that the Responding Party does not object to a Claim within the Claim Objection Period, (A) the Responding Party will be deemed to have accepted and agreed to the Claim set forth in the Claim Notice and (B) the Purchaser Indemnified Persons’ or Seller Indemnified Persons’ right to recovery in respect of such Claim will be effective as of the day following the expiration of the Claim Objection Period.

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(ii)            In the event the Responding Party timely delivers a Claim Objection Notice to the Claiming Party with respect to any particular Claim pursuant to Section 7.2(b)(i), (A) the Claiming Party will have ten (10) Business Days after receipt of such Claim Objection Notice to respond thereto and (B) the Claiming Party and the Responding Party will attempt in good faith during the ten (10)-Business Day period after the Responding Party’s receipt of such written response to reach a settlement of such Claim. If such a settlement is reached with respect to such Claim, the Purchaser Indemnified Persons’ or Seller Indemnified Persons’, as applicable, right to recovery in respect of such Claim will be effective as of the date of settlement. If no such settlement can be reached after good faith negotiation during such ten (10) Business Day period, either the Claiming Party or the Responding Party may commence a Legal Proceeding to resolve such Claim in accordance with Section 9.9. This Section 7.2(b) will not apply to any Legal Proceeding for, or in any way limit the rights and remedies of any Party with respect to or such Party’s right to seek, specific performance, injunctive or declaratory relief or other equitable remedies pursuant to Section 7.6 or otherwise.

(c)            Third-Party Claims. If any Claim is a third-party claim (each, a “Third-Party Claim”) the following provisions will apply:

(i)             The Responding Party will have the right to conduct and control the defense of the Third-Party Claim with counsel of the Responding Party’s choice; provided that the Responding Party must conduct the defense of the Third-Party Claim diligently and must keep the Claiming Party reasonably informed of the status of the Third-Party Claim; and provided, further that the Claiming Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim (except that the Responding Party will be responsible for the reasonable fees and expenses of the Claiming Party’s counsel (but not more than one law firm per jurisdiction, except where the Third-Party Claim includes claims relating to cannabis regulatory or securities matters, in which case the Responding Party shall be entitled to retain separate law firms for such claims) if counsel for the Claiming Party reasonably determines in good faith that counsel for the Responding Party has a conflict of interest or that there may be one or more defenses available to the Claiming Party that are not available to the Responding Party) and participate in (but not control) the defense of the Third-Party Claim. The Responding Party will not settle or compromise such Third-Party Claim without the prior written consent of the Claiming Party, which will not be unreasonably withheld, conditioned or delayed, unless: (i) the Claiming Party is given a full and complete release of any and all liability by all relevant parties to such Third-Party Claim; and (ii) the settlement does not impose an injunction or other equitable relief upon the Claiming Party. Notwithstanding the foregoing, if the Responding Party is a Seller or Equityholder, the Responding Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a material supplier or customer of the Purchaser or the Business, or (y) is a criminal proceeding against the Claiming Party or seeks an injunction or other equitable relief against the Claiming Party.

(ii)            In the event that (x) the Responding Party does not elect to assume the defense of any Third-Party Claim within twenty (20) Business Days following the Responding Party’s receipt of a Claim Notice, or (y) the Third-Party Claim seeks as a primary remedy an injunction or other equitable or non-monetary relief against the Claiming Party, (A) the Claiming Party will assume and conduct the defense of the Third-Party Claim (and, for the avoidance of doubt, costs of such defense, including fees and disbursements of its counsel (one law firm per jurisdiction, other than Third-Party Claims including cannabis regulatory or securities matters, in which case the Claiming Party shall be entitled to retain separate firms specializing in such matters), experts and other agents shall be payable by the Responding Party) and will keep the Responding Party reasonably informed of the status of the Third-Party Claim, (B) the Responding Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim and (C) the Claiming Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Responding Party (not to be unreasonably withheld, conditioned or delayed).

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(iii)           The MMT Parties, Seller, the Equityholders, the Responding Party and the Claiming Party will reasonably cooperate with each other in the defense of any Third-Party Claim and will make available to the Party or Parties defending such Claim such materials and assistance relating thereto as is reasonably requested from such Person.

Section 7.3    Survival.

(a)            General. The representations, warranties, covenants, obligations and agreements contained in this Agreement or in any Related Agreement and all related rights to indemnification will survive the Closing as set forth in this Section 7.3. Except as provided in Section 7.3(b), (i) the representations, warranties and covenants of Seller, the Equityholders and the MMT Parties contained in this Agreement and any Related Agreement will survive the Closing and the consummation of the transactions contemplated hereby and will terminate at 11:59 p.m., Mountain Time, on the date that is 18 months after the Closing Date (the “General Survival Period”), and (ii) neither Seller, any Equityholder or the MMT Parties will have any obligation to provide indemnification pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii), or Section 7.1(c)(i) or Section 7.1(c)(ii), as applicable, for any breach or inaccuracy of any representation, warranty or covenant of Seller or any Equityholder or the MMT Parties contained in this Agreement, the Seller Closing Certificate, any Equityholder Closing Certificate or the Purchaser Closing Certificate unless a Claim with respect thereto is asserted in accordance with this Section 6.10 on or prior to 11:59 p.m., Mountain Time, on the date that is 18 months after the Closing Date.

(b)            Extended Survival. Notwithstanding Section 7.3(a):

(i)             the Fundamental Representations and Purchaser Fundamental Representations, subject to any applicable limitation stated herein, will survive the Closing and the consummation of the transactions contemplated hereby for a period of six (6) years;

(ii)            the Extended Representations, subject to any applicable limitation expressly stated herein, will survive the Closing and the consummation of the transactions contemplated hereby until, and will terminate at, 11:59 p.m., Mountain Time, on the date that is the three-year anniversary of the Closing Date, and no Seller or Equityholder will have any obligation to provide indemnification pursuant to Section 7.1(b)(i) for any breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy of any such representation or warranty unless a Claim with respect thereto is asserted in accordance with this ARTICLE VII prior to such time;

(iii)           all covenants and agreements of the parties contained herein shall survive the Closing and shall remain in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus thirty (30) days; and

(iv)          all Claims based on Section 7.1(b)(iii), Section 7.1(b)(v) or Section 7.1(c)(iii), will survive the Closing until, and will terminate at 11:59 p.m., Mountain Time, on the date that is 60 days after the date of expiration of the applicable statute of limitation and no Seller, Equityholder or Purchaser will have any obligation to provide indemnification pursuant to Section 7.1(b)(iii), Section 7.1(b)(v) or Section 7.1(c)(iii), as applicable, with respect thereto unless any such Claim is asserted in accordance with this Section 6.10 on or prior to such time.

(c)            Survival of Claims Until Final Determination. For each Claim for indemnification hereunder regarding a representation, warranty, covenant, obligation or agreement that is made before the expiration of such representation, warranty, covenant, obligation or agreement, such Claim and associated rights to indemnification will not terminate until the Final Determination of such Claim.

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(d)           Enforcement of Survival Period. It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 7.3 (the “Applicable Survival Period”) is longer than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item will be increased to the extended survival period set forth in this Section 7.3. The Parties further acknowledge that the Applicable Survival Periods set forth in this Section 7.3 for the assertion of claims under this Agreement are the result of an arm’s-length negotiation among the Parties and that the Parties intend for the time periods to be enforced as agreed by the Parties.

Section 7.4    Limitations.

(a)            Threshold. Except as provided in Section 7.4(b), the Purchaser Indemnified Persons will not be entitled to indemnification pursuant to Section 7.1(b)(i) unless and until the aggregate amount of all Damages of the Purchaser Indemnified Persons pursuant to Section 7.1(b)(i) exceeds $322,500 (the “Threshold”); and if the Damages of the Purchaser Indemnified Persons pursuant to Error! Reference source not found. exceed the Threshold, then Seller and the Equityholders shall be obligated for any Damages pursuant to Section 7.1(b)(i) related to such Claim from the first dollar (subject to the other express limitations set forth in this Section 6.10). Except as provided in Section 7.4(b), the Seller Indemnified Persons will not be entitled to indemnification pursuant to Section 7.1(c)(i) unless and until the aggregate amount of all Damages of the Seller Indemnified Persons pursuant to Section 7.1(c)(i) exceeds the Threshold; and if the Damages of the Seller Indemnified Persons pursuant to Section 7.1(c)(i) exceed the Threshold, then Purchaser will be obligated for any Damages pursuant to Section 7.1(b)(i) related to such Claim from the first dollar (subject to the other express limitations set forth in this Section 6.10).

(b)           Exceptions. The limitations set forth in Section 7.4(a) will not apply to or otherwise affect the Purchaser Indemnified Persons’ or Seller Indemnified Persons’ ability to make Claims or recover Damages with respect to Claims based on or for (i) a breach or inaccuracy of any Fundamental Representation or Purchaser Fundamental Representation (or any inaccuracy of the Seller Closing Certificate, any Equityholder Closing Certificate or the Purchaser Closing Certificate with respect to the same), (ii) Fraud, or (iii) indemnification under Section 7.1(b)(ii), Section 7.1(b)(iii), Section 7.1(b)(iii), Section 7.1(c)(ii) or Section 7.1(c)(iii) (collectively, “Indemnification Exclusions”).

(c)            Caps on Indemnification Obligations of Seller.

(i)             Except with respect to Fundamental Representations, Seller’s and the Equityholders’ obligations to provide indemnification under Section 7.1(b)(i), in the aggregate, will not exceed an amount equal to 15% of the Purchase Price. Seller’s and the Equityholders’ obligations to provide indemnification under Error! Reference source not found. with respect to Fundamental Representations, in the aggregate, will not exceed an amount equal to the Purchase Price. Purchaser’s obligation to provide indemnification under Section 7.1(c)(i) with respect to Purchaser Fundamental Representations, in the aggregate, will not exceed an amount equal to the Purchase Price.

(ii)            Seller’s and the Equityholders’ aggregate obligations to provide indemnification pursuant to this ARTICLE VII will not exceed an amount equal to the Purchase Price.

(iii)           The limitations set forth Section 7.4(c)(i) and Section 7.4(c)(ii) will not apply to or otherwise affect the Purchaser Indemnified Persons’ or Seller Indemnified Persons’, as applicable, ability to make Claims or recover Damages with respect to Claims for Fraud, for which Seller’s and the Equityholders’ or Purchaser’s, as applicable, obligations to provide indemnification will be the full extent of any such Damages.

(d)           Other Recovery. All Damages will be net of any amounts actually recovered by the Purchaser Indemnified Person under insurance policies or other sources of indemnification or recovery with respect to Damages (net of expense actually incurred in connection with such recovery or any related premium adjustments). In no event will any Purchaser Indemnified Person or Seller Indemnified Person be entitled to indemnification for any Damages relating to any matter arising under a provision of this Agreement or any other Related Agreement to the extent that any Purchaser Indemnified Person or Seller Indemnified Person has already recovered for the same Damages pursuant to another provision of this Agreement or any other Related Agreement, including to the extent any such amounts were taken into account in the calculation of the Purchase Price.

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(e)           Duty to Mitigate Damages. Each Claiming Party shall take and shall cause to be taken all commercially reasonable steps to mitigate all such Losses promptly after becoming aware of any event that could reasonably be expected to give rise to such Losses, including seeking insurance coverage for the maximum amount possible and by the reasonable expenditure of money. The costs and related expenses of any such mitigation effort shall be reimbursable by the Responding Party.

Section 7.5    Materiality Qualifiers. For purposes of calculating the amount of Damages arising out of or relating to any inaccuracy in or breach of any representation or warranty in Section 4.1 or Section 4.2, any Materiality Qualifiers in such representation or warranty will be disregarded; provided that the Materiality Qualifiers in the defined terms “Material Adverse Effect,” and “Material Contracts,” and in Section 4.1(d), Section 4.1(e) and Section 4.1(o) will be not be disregarded.

Section 7.6    Exclusive Remedy; Rights to Specific Performance.

(a)           From and after the Closing, the remedies in this Section 6.10 will be the sole and exclusive remedies of the Parties with respect to claims for breach of this Agreement, except, in each case, for (i) the remedies of specific performance and injunctive or other equitable relief to the extent permitted in this Agreement, and (ii) Claims based on Indemnification Exclusions, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being irrevocably agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties to the fullest extent permitted by applicable Law.

(b)           The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. Accordingly, each Party will be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by another Party and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at law or in equity, but subject to the express limitations set forth in this Section 6.10.

Section 7.7    Recourse.

(a)            If a Purchaser Indemnitee is entitled to a recovery under this Section 6.10 then such recovery shall first be made by (i) setting off Damages against amounts otherwise payable by Purchaser to the Seller pursuant to this Agreement, including pursuant to the Promissory Note (the “Set-off”), and then (ii) recovery directly from the Seller, first, and the Equityholders, second, which shall be payable by Seller and/or the Equityholders in cash.

(b)           The exercise of the right of Set-Off by Purchaser hereunder shall not be exercised unless and until (i) the Representative and Purchaser Indemnitees agree that the Seller or Equityholders are liable for Damages or, (ii) a final, binding, non-appealable order by a court of competent jurisdiction is entered finding the Seller or Equityholders liable for Damages. Notwithstanding the foregoing, the Purchaser may withhold payments otherwise due under this Agreement or the Promissory Note pending the determination of Seller’s liability for Damages. Prior to withholding any amounts due under this Agreement or the Promissory Note, Purchaser shall give written notice of such intention to the Representative. If it is agreed upon by the Representative and Purchaser Indemnitee that the Seller or Equityholders are not liable for Damages, or a court of competent jurisdiction enters a final, binding and non-appealable order finding the Seller or Equityholders are not liable for such Damages, then Purchaser shall pay all amounts withheld and interest accrued thereon during such period of time to the Representative within ten (10) Business Days of such agreement or entry of such order.

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(c)            If the Purchaser’s right of Set-Off is insufficient to cover the entirety of the Damages to which it is entitled to recover under this Section 6.10, then the Seller or Equityholders shall pay to the Purchaser Indemnitees the amount for which it is liable under this Section 6.10 within ten (10) Business Days of the Representative’s and Purchaser Indemnitee’s agreement as to the Seller’s or Equityholder’s liability or, if no agreement is reached, upon the entry of a final, binding, non-appealable order by a court of competent jurisdiction.

(d)            If and to the extent that any Seller Indemnified Person is entitled to indemnification pursuant to this Agreement (after giving effect to the limitations on indemnification set forth in this Section 6.10), any such indemnification claims will be satisfied by payment of such Damages in cash from Purchaser to Representative for further distribution to the Seller Indemnified Persons within ten (10) Business Days after the determination thereof by agreement of the Representative and Purchaser as to Purchaser’s liability or, if no agreement is reached, upon the entry of a final, binding, non-appealable order by a court of competent jurisdiction.

Section 7.8     Knowledge and Investigation. All representations and warranties of Seller and the Equityholders contained in this Agreement will be deemed material and relied upon by the Purchaser Indemnified Persons or the Seller Indemnified Persons, as applicable, regardless of any knowledge or investigation made by any Purchaser Indemnified Person or Seller Indemnified Person, as applicable, or any of their respective representatives, and none will be waived by any failure to pursue any action or the consummation of the transactions contemplated hereunder.

Section 7.9     Effect of Indemnification Payments. Any indemnification payment made pursuant to this Section 6.10 will be treated as an adjustment to the Purchase Price.

Section 7.10   No Right of Contribution or Subrogation. Neither Seller nor any Equityholder will make any claim for contribution or subrogation against any Purchaser Indemnified Person with respect to any indemnity claims arising under or in connection with this Agreement to the extent that any Purchaser Indemnified Person is entitled to indemnification hereunder for such claim, and Seller and the Equityholders hereby waive any such right of contribution and subrogation from or against any Purchaser Indemnified Person that Seller or any Equityholder, as applicable, has or may have in the future.

Section 7.11   Effect of Officer’s Certificates. For the avoidance of doubt, any written certification by a Person (or any officer thereof) of the accuracy of any representation or warranty (or of any other matter), including the Seller Closing Certificate, any Equityholder Closing Certificate, the Purchaser Closing Certificate and any other certification contemplated in Section 3.2, will be deemed to constitute the making or re-making of such representation or warranty by such Person (or a representation or warranty regarding such other matter) at the time of such certification in the manner and to the extent stated in such certification, including for purposes of Section 7.1(b) and Section 7.1(c).

Section 7.12   References to “Indemnification Obligations”. For purposes of this Section 6.10 and any other provision of this Agreement, any reference to the “indemnification obligations” of Seller or the Equityholders or Purchaser under this Section 6.10 or words of like import, will be deemed to refer to all of the obligations of Seller and the Equityholders or Purchaser, as applicable under Section 7.1(b) or Section 7.1(c), as applicable, including the obligations to indemnify, defend, reimburse, hold harmless and pay.

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ARTICLE VIII.
termination of agreement

Section 8.1     Termination Generally. This Agreement may be terminated at any time prior to the Closing as follows:

(a)           The MMT Parties and Seller, on behalf of the Equityholders, may terminate this Agreement by mutual written consent;

(b)           either the MMT Parties or Seller (on behalf of the Equityholders) may terminate this Agreement by giving written notice to the other Party if there shall be any applicable Law (except to the extent that the U.S. federal law conflicts with applicable U.S. state and local laws) that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order shall become final and non-appealable;

(c)           the MMT Parties may terminate this Agreement by giving written notice to Seller: (i) in the event that Seller or any Equityholder breaches any representation, warranty, covenant, obligation or agreement contained in this Agreement that would cause a condition set forth in Section 3.2(a) or Section 3.2(b) not to be satisfied, and such breach is incapable of being cured prior to the earlier of (A) the Business Day prior to the Outside Date and (B) the date that is thirty (30) days from the date that Seller is notified in writing by an MMT Party of such breach or failure to perform; or (ii) if the Closing has not occurred on or 90 days following the date hereof (the “Outside Date”) (unless the failure results primarily from (A) an unforeseen delay in obtaining a necessary approval from a Governmental Authority that the Parties are actively working to address and is capable of being fully and adequately addressed within 20 Business Days of the Outside Date or (B) an MMT Party breaching any representation, warranty, covenant, obligation or agreement contained in this Agreement); and

(d)           Seller or the Representative, on his or its own behalf and on behalf of the Equityholders, may terminate this Agreement by giving written notice to the MMT Parties: (i) in the event that an MMT Party breaches any representation, warranty, covenant, obligation or agreement contained in this Agreement that would cause a condition set forth in Section 3.3(a) or Section 3.3(b) not to be satisfied, and such breach is incapable of being cured prior to the earlier of (A) the Business Day prior to the Outside Date and (B) the date that is thirty (30) days from the date that the MMT Parties are notified in writing by the Representative of such breach or failure to perform; or (ii) if the Closing has not occurred on or before the Outside Date (unless the failure results primarily from (A) an unforeseen delay in obtaining a necessary approval from a Governmental Authority that the Parties are actively working to address and is capable of being fully and adequately addressed within twenty Business Days of the Outside Date or (B) Seller or any Equityholder breaching any representation, warranty, covenant or agreement contained in this Agreement).

Section 8.2     Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement will forthwith become void and there will be no liability or obligation on the part of the MMT Parties, Seller or the Equityholders, or their respective officers, directors or stockholders, if applicable; provided, that, the provisions of ARTICLE IX (Miscellaneous) and this Section 8.2 will remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE VIII and provided, further that the termination of this Agreement pursuant to Section 8.1 will not be deemed to release any Party from any liability for breaches of any representation, warranty, covenant, obligation or agreement contained in this Agreement (nor a waiver of any right in connection therewith) and will be in addition to any other right or remedy a Party has under this Agreement or otherwise. The exercise of a right of termination of this Agreement is not an election of remedies.

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ARTICLE IX.
Miscellaneous

Section 9.1     Bulk Sales. If the provisions of Article 6 of the Uniform Commercial Code have not been repealed in each jurisdiction where any of the Purchased Assets are located, Seller and Purchaser hereby waive compliance with the provisions of Article 6 of the Uniform Commercial Code in each such jurisdiction that has not repealed such article and where any of the Purchased Assets are located in connection with the transactions contemplated hereunder. Seller will be responsible for all Liabilities arising out of the Parties’ waiver of such compliance.

Section 9.2     Press Releases and Public Announcements. Except as otherwise required by Law, prior to Closing, no Party will, and will not permit any of their respective Affiliates, representatives or advisors to, issue or cause the publication of any press release or make any other public announcement, including any tombstone advertisements or any announcements to their respective employees, customers or suppliers or the employees, customers or suppliers of Seller or the Business with respect to the transactions contemplated by this Agreement and the Related Agreements without the prior written consent of Parent, in the case of Seller, the Equityholders or the Representative, or the Representative in the case of the MMT Parties. Notwithstanding anything in this Agreement to the contrary, prior to Closing, the MMT Parties may make any public announcement that is required by applicable Law; provided that it provides the Representative with a reasonable opportunity to review any such announcement in advance of its publication. Subject to the foregoing, the Seller and Equityholders acknowledge that Parent shall disclose this transaction via an 8-K filing with the SEC, along with a simultaneous press release, within four Business Days of the date hereof.

Section 9.3     Notices. All notices and other communications hereunder will be in writing and will be deemed received (i) on the date of delivery if delivered personally or by messenger service, (ii) on the date of confirmation, by reply email, of receipt of transmission by email (or, the first Business Day following such confirmation of receipt if (x) the date is not a Business Day or (y) confirmation of receipt is given after 5:00 p.m., Mountain Time) or (z) on the date of confirmation of receipt if delivered by a nationally recognized courier service (or, the first Business Day following such receipt if (a) the date is not a Business Day or (b) confirmation of receipt is given after 5:00 p.m., Mountain Time), to the Parties at the following addresses or e-mail addresses (or at such other addresses or e-mail addresses for a Party as will be specified by like notice):

(a)            if to Purchaser or Parent, to:

Medicine Man Technologies, Inc.

4880 Havana Street, Suite 201

Denver, Colorado 80239

Attention: Todd Williams and Christine Jones

Email Address: todd@schwazze.com; Christine.jones@schwazze.com with a copy to (not constituting notice):

Dentons US LLP

233 S. Wacker Drive, Suite 5900

Chicago, IL 60606

Attention: Michael Froy

Email Address: michael.froy@dentons.com

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(b)            if to Seller, prior to the Closing, to:

9241 4th St. NW

Albuquerque, NM 87114

Attention: Brook Laskey

E-mail: blaskey@mlllaw.com

with a copy to (not constituting notice):

Fortis Law Partners LLC

1900 Wazee Ste 300

Denver, CO 80202

Attention: Julie Herzog

Email: jherzog@fortislawpartners.com

(c)            if to Equityholders or Seller, following the Closing, to:

Brook Laskey

[*****]

(d)            if to the Representative, to:

Brook Laskey

[*****]

Section 9.4     Interpretation. In this Agreement: (a) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement; (b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph, Article or Section where they appear); (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (d) reference to a Company Party or the Company Parties shall mean any or all Company Parties, as applicable; (e) unless expressly stated herein to the contrary, reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder; (f) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”; (g) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto; (h) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule, Disclosure Schedule, or Exhibit is to an article, section, schedule, the Disclosure Schedule, or exhibit, respectively, of this Agreement; (i) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day; (j) unless otherwise required by the context in which they appear, the terms “shall” and “will” are used interchangeably; and (k) the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof. All dollar ($) references in this Agreement are to United States dollars and all amounts that are to be calculated or paid hereunder will be calculated or paid in United States dollars. The Parties participated jointly in the negotiation and drafting of this Agreement and the Related Agreements, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and the Related Agreements, and each Party and each Party’s counsel have reviewed and revised (or had ample opportunity to review and revise) this Agreement and the Related Agreements; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and the Related Agreements will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

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Section 9.5      Counterparts; Electronic Signature. This Agreement may be executed and delivered by each Party in separate counterparts (including electronic portable document format (.PDF) or similar format), each of which when so executed and delivered will be deemed an original and all of which taken together will constitute one and the same agreement. This Agreement will become effective when, and only when, each Party delivers a counterpart hereof to each other Party. This Agreement may be executed by .PDF signature, and a .PDF signature will constitute an original signature for all purposes.

Section 9.6      Entire Agreement; Nonassignability; Parties in Interest. This Agreement, the Related Agreements and the certificates, documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including the Exhibits and the Schedules (including the Disclosure Schedule), and the Confidentiality Agreement (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, (b) may not be assigned to any other Person, except Purchaser and Parent may assign this Agreement, any Related Agreements or the Confidentiality Agreement to any one or more Affiliates of Purchaser or Parent (provided, that Purchaser and Parent remain liable for all obligations pursuant to this Agreement, all Related Agreements and the Confidentiality Agreements following any such Assignment), and (c) will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement other than the Purchaser Indemnified Persons and the Seller Indemnified Persons.

Section 9.7      Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.8      Extension; Waiver; Amendment. Any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the covenants, agreements, obligations or conditions for the benefit of such Party contained herein. Any such extension or waiver by any Party will not operate or be construed as a further or continuing extension or waiver. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. The Parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties.

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Section 9.9      Governing Law; Jurisdiction. This Agreement and all Legal Proceedings arising hereunder will be governed by and construed in accordance with the Laws of the State of New Mexico without reference to such state’s principles of conflicts of Law. Each of the Parties irrevocably consents to the exclusive jurisdiction of and venue in any state court located in the State of New Mexico (and of and in any court to which an appeal of the decisions of any such court may be taken), in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of New Mexico for such persons, and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process; provided, however, that any Party will be entitled to seek injunctive or other equitable relief in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein in any forum having proper legal jurisdiction over such matter. THE PARTIES ACKNOWLEDGE THAT (A) NEW MEXICO HAS ENACTED CERTAIN LEGISLATION TO GOVERN THE MARIJUANA INDUSTRY AND (B) THE POSSESSION, SALE, MANUFACTURE, AND CULTIVATION OF MARIJUANA IS ILLEGAL UNDER FEDERAL LAW. THE PARTIES WAIVE ANY DEFENSES BASED UPON INVALIDITY OF CONTRACTS FOR PUBLIC POLICY REASONS AND THE SUBSTANCE OF THE CONTRACT VIOLATING FEDERAL LAW.

Section 9.10     Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREUNDER. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.11      Expenses. Except as otherwise expressly provided for in this Agreement, whether or not the transactions contemplated hereunder are consummated, all costs and expenses arising out of or relating to the discussion, evaluation, negotiation and documentation of this Agreement, the Related Agreements and the transactions contemplated hereunder and thereunder (including fees and expenses of legal counsel and financial advisors and accountants, if any, and including any bonuses or other payments made to any employees relating to this Transaction and related payroll taxes) (in the aggregate, “Transaction Expenses”) will be paid by the Party incurring such expense. Notwithstanding the immediately preceding sentence, the Parties anticipate the submission of the licensing applications to be submitted to CCD and the Local Jurisdictions following the execution of this Agreement, and Purchaser agrees to pay all such application and marijuana licensing fees associated with such transfer of ownership of such licenses; provided that Seller comply with Section 5.2.

Section 9.12      Representative.

(a)           Brook Laskey is hereby appointed, authorized and empowered to act the Representative, for the benefit of Seller and the Equityholders, as the exclusive agent and attorney-in-fact to act on behalf of Seller and each Equityholder, in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Related Agreements, which will include the power and authority:

(i)             to execute and deliver the Related Agreements (with such amendments, modifications or changes therein as to which the Representative, in its sole discretion, will have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable;

(ii)            to negotiate, execute and deliver such waivers, modifications, amendments, consents and other documents required or permitted to be given in connection with this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;

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(iii)           to take any action on behalf of Seller and the Equityholders or Seller or any Equityholder that may be necessary or desirable, as determined by the Representative in its sole discretion, in connection with negotiating or entering into settlements, resolutions and compromises with respect to the adjustments or payments contemplated by Section 2.5;

(iv)           to collect and receive all moneys and other proceeds and property payable to the Representative, Seller or the Equityholders from Purchaser as described herein or in the Related Agreements, and, subject to any applicable withholding retention laws, and net of any out-of-pocket expenses incurred by the Representative, the Representative will disburse and pay, except as otherwise provided hereunder, any amount payable to the Equityholders to each Equityholder to the extent of such Equityholders’ Pro Rata Portion of such amount;

(v)            as the Representative, to enforce and protect the rights and interests of Seller and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and the Related Agreements or the transactions provided for herein or therein, and to take any and all actions which the Representative believes are necessary or appropriate under the Related Agreements or this Agreement, including actions in connection with the determination of any payment due hereunder or thereunder for and on behalf of Seller or Equityholders, including (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by an MMT Party or any other Person, or by any federal, state or local Governmental Authority against the Representative or Seller or any Equityholder, and receive process on behalf of Seller or any or all Equityholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative will determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement or the Related Agreements; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative will not have any obligation to take any such actions, and will not have any liability for any failure to take any such actions;

(vi)           to refrain from enforcing any right of Seller, any Equityholder or the Representative arising out of or under or in any manner relating to this Agreement, the Related Agreements or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement, will be deemed a waiver of any such right or interest by the Representative or by such Seller or Equityholder unless such waiver is in writing signed by the waiving party or by the Representative; and

(vii)          to make, execute, acknowledge, deliver and receive all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Related Agreements, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b)           All actions decisions and instructions of the Representative will be conclusive and binding upon Seller and all of the Equityholders and no Seller, Equityholder or any other Person acting on behalf of Seller will have any claim or cause of action against the Representative, and the Representative will have no liability to Seller, any Equityholder or any other Person acting on behalf of Seller or any Equityholder, for any action taken, decision made or instruction given by the Representative in connection with this Agreement or any Related Agreements, except in the case of the Representative’s own gross negligence or willful misconduct. In the performance of its duties hereunder, the Representative will be entitled to rely upon any document or instrument reasonably believed by it to be genuine, accurate as to content and signed by Seller, any Equityholder, any MMT Party or any other Person. The Representative may assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

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(c)            The Representative will have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other document delivered in connection herewith; provided, that the Representative will have no obligation to act on behalf of Seller or the Equityholders. The Representative will at all times be entitled to rely on any directions received from Equityholders which collectively owned, as of immediately prior to the Closing, more than 75% of the equity securities of Seller; provided, that the Representative will not be required to follow any such direction, and will be under no obligation to take any action in its capacity as the Representative based upon such direction. The Representative will be entitled to engage such counsel, experts and other agents and consultants as it may deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of willful misconduct on the part of the Representative) will be entitled to conclusively rely on the opinions and advice of such Persons. Notwithstanding anything to the contrary contained herein, the Representative in its capacity as such will have no fiduciary duties or responsibilities to Seller or any Equityholder and no duties or responsibilities except for those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of Seller or any Equityholder will otherwise exist against or with respect to the Representative in its capacity as such.

(d)            In no event will the Representative be liable to Seller or any Equityholder hereunder or in connection herewith for any special, indirect, consequential, contingent, speculative, punitive or exemplary damages, or lost profits, diminution in value or any damages based on any type of multiple of earnings, cash flow or similar measure or for any liabilities resulting from the actions of Seller or an Equityholder other than the Representative acting in its capacity as such. The MMT Parties will have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Related Agreements, including the calculations required by Section 2.5, all of which actions or omissions will be legally binding upon Seller and the Equityholders. The grant of authority provided for herein (i) is coupled with an interest and will be irrevocable by any act of Seller or by operation of Law and all of the indemnities, immunities, authority and power granted to the Representative hereunder will survive the death, incompetency, bankruptcy or liquidation of Seller and (ii) will survive the Closing or any termination of this Agreement or any Related Agreements.

(e)            The Representative will not be liable to Seller or any Equityholder for any act done or omitted hereunder as Representative while acting in good faith. Seller and the Equityholders will indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative or any of its Affiliates and any of their respective partners, members, attorneys, accountants, advisors or controlling Persons and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representative. Each MMT Party (on its behalf and on behalf of its Affiliates) acknowledges that the Representative is party to this Agreement solely for purposes of serving as the “Representative” hereunder and no claim will be brought by or on behalf of an MMT Party or any of its Affiliates against the Representative with respect to this Agreement or the agreements or transactions contemplated hereby or any certificate, opinion, instrument or other documents delivered hereunder (with it being understood that any covenant or agreement of or by the “parties” or “each of the parties” at or prior to the Closing will not be deemed to require performance by, or be an agreement of, the Representative unless performance by the Representative is expressly provided for in such covenant or the Representative expressly so agrees).

(f)            All out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) reasonably incurred by the Representative in performing any actions under this Agreement or the Related Agreements will be paid out of the Representative Fund from time to time, as and when such fees and expenses are incurred. In the event that the amount of the Representative Fund is insufficient to satisfy all expense reimbursement and indemnification payments to which the Representative is entitled pursuant to this Section 9.12 upon written notice from the Representative to the Equityholders as to the existence of a deficiency toward the payment of any such expense reimbursement or indemnification amount, as the case may be, each Equityholder will promptly deliver to the Representative full payment of such Equityholder’s Pro Rata Portion of the amount of such deficiency. The Representative will establish such terms and procedures for administering, investing and disbursing any amounts from the Representative Fund as it may determine in its reasonable judgment to be necessary, advisable or desirable to give effect to the provisions of this Agreement. If any balance of the Representative Fund remains undisbursed at such time as all disputes, claims and other matters relating to the transactions contemplated by this Agreement and all other instruments and agreements to be delivered pursuant hereto have been finally resolved, then the Representative will distribute to each Equityholder, by wire transfer of immediately available funds to an account designated by each Equityholder, such Equityholder’s Pro Rata Portion of such remaining balance of the Representative Fund.

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(g)            Any resignation by the Representative will not be effective until a new Representative will be appointed by Equityholders who held more than 75% of the aggregate equity securities of Seller, immediately prior to the Closing.

Section 9.13   Attorneys’ Fees. If either Party brings an action to enforce the provisions of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and expenses incurred in such action from the unsuccessful Party.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date set forth in the preamble of this Agreement.

PARENT:

MEDICINE MAN TECHNOLOGIES, INC.

By:
Name:
Title:

PURCHASER:

EVERGREEN HOLDCO, LLC

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

SELLER:

By:
Name:
Title:

By:
Name:
Title:

EQUITYHOLDERS:

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

DEFINITIONS

“Accounting Principles” means the accounting principles, methodologies, procedures and policies followed in the preparation of the Financial Statements or as set forth on Exhibit E.

“Accounts Payable” means, with respect to the Company Parties all accounts payable and other payment obligations to suppliers and vendors of the Business and trade payables, if any, whether or not listed on a Company Party’s books or records.

“Accounts Receivable” means, with respect to all accounts and notes receivable and other rights to payment from customers of the Business and trade receivables, if any, and the full benefit of all security for such accounts and rights to payment, whether or not listed on a Company Party’s books or records.

“Actual Cash Amount” means the NFP’s aggregate amount of Cash as of the close of business on the Business Day immediately prior to the Closing Date, determined in accordance with the Accounting Principles, and included in the Purchased Assets.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with, such Person. A Person will be presumed to have control when it possesses the power, directly or indirectly, to direct, or cause the direction of, the management or policies of another Person, whether through ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, the NFP shall be considered an Affiliate of the Seller.

“Agreement” has the meaning set forth in the preamble.

“Allocation Principles” has the meaning set forth in Section 2.66.

“Allowable Deductions” means (i) sales tax collected on the sale of all cannabis and non-cannabis products, (ii) adjustments related to bad product from non-compliance, non-quality, or recall, (iii) customer returns, or (iv) adjustments related to promotions, rebates or similar activities; in each case in the ordinary course of business of the MMT Parties and their Affiliates.

“Alternate Transaction Proposal” has the meaning set forth in Section 5.5.

“Annual Financial Statements” has the meaning set forth in Section 4.1(d)(i).

“Applicable Survival Period” has the meaning set forth in Section 7.3(d).

“Assigned Contract” has the meaning set forth in Section 1.5(a).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Base Cash Amount” means $500,000 (inclusive of $250 left in each point of sale register at the NFP retail locations).

“Bill of Sale” has the meaning set forth in Section 3.2(d)(iii).

“Business” has the meaning set forth in the Recitals.

Exhibit A

“Business Day” means a day other than Saturday, Sunday, or any bank holiday in Denver, Colorado or New York, New York.

“Calculation Period” mean, for each Earn-Out Store, the twelve month period following such Earn-Out Store opening for business.

“Call Option Agreement” means that certain Call Option Agreement by and between the NFP and Purchaser, substantially in the form attached hereto as Exhibit F.

“Cash” means cash and cash equivalents of the Company Parties, including, all commercial paper, certificates of deposit and other bank deposits, treasury bills, and all other cash equivalents in their respective accounts, reduced by any cash overdrafts or other negative balances and checks and wire transfers from the Company Parties that have been written and issued or initiated but not posted and increased by checks and wire transfers to the Company Parties in transit or that have been written and issued or initiated but not posted, in each case determined in accordance with the Accounting Principles.

“Cash Shortfall Amount” has the meaning set forth in Section 2.1.

“CCD” means the New Mexico Cannabis Control Division.

“Claim” has the meaning set forth in Section 7.2(a).

“Claim Notice” has the meaning set forth in Section 7.2(a).

“Claim Objection Notice” has the meaning set forth in Section 7.2(b)(i).

“Claim Objection Period” has the meaning set forth in Section 7.2(b)(i).

“Claiming Party” has the meaning set forth in Section 7.2(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Inventory Adjustment” means an amount (which may be a positive or negative number), equal to fifty percent (50%) of (i) the Retail Inventory Value minus (ii) the Target Retail Inventory Value; with such adjustment not to exceed the Inventory Adjustment Cap.

“Closing Purchase Price” means the Purchase Price, as finally determined in accordance with Section 2.4.

“Closing Statement” has the meaning set forth in Section 2.55.

“Closing VWAP” means the volume weighted average price per share of Parent Common Stock for the prior thirty (30) consecutive trading days, as determined in reasonable good faith by Parent on the date that is one (1) Business Day prior to the Closing Date.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state Law.

Exhibit A

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection and Use” has the meaning set forth in Section 4.1(q).

“Company Parties” means the Seller and the NFP, and each, a “Company Party”.

“Company Party Closing Debt” means any Indebtedness of Seller or NFP of the type in clauses (a) through (d) of the definition thereof, outstanding as of the Closing.

“Confidentiality Agreement” has the meaning set forth in Section 5.6.

“Contaminants” has the meaning set forth in Section 4.1(j)(viii).

“Contract” means any contract, agreement, understanding, commitment, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other lease), instrument or note, in each case that creates a legally binding obligation, and in each case whether written or to the extent binding, oral.

“Contingent Liability” shall mean, for any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the capital stock of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Damages” means any losses, costs, damages, liabilities, decline in value, lost profit, Taxes, expenses, (including reasonable legal fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing), whether asserted by third parties or incurred or sustained in the absence of third-party claims; provided, however, that “Damages” will not include punitive, exemplary or special damages, in each case except to the extent actually awarded to a third party or except in the case of Fraud.

“Disclosure Schedule” has the meaning set forth in the preamble to Section 4.1.

“Disputed Inventory Components” means any disputed items or amounts of Inventory.

“Disputed Purchase Price Components” has the meaning set forth in Section 2.5(c).

“Earn-Out Calculation” has the meaning set forth in Section 2.4(b)(i).

“Earn-Out Calculation Objection Notice” has the meaning set forth in Section 2.4(b)(ii).

“Earn-Out Calculation Statement” has the meaning set forth in Section 2.4(b)(i).

“Earn-Out Payment” has the meaning set forth in Section 2.4(a).

“Earn-Out Revenue” means, for each Earn-Out Store, gross revenue derived from the sale of all cannabis and non-cannabis products made to customers on-site at such Earn-Out Store; in each case, determined in accordance with the Accounting Principles, less Allowable Deductions.

Exhibit A

“Earn-Out Review Period” has the meaning set forth in Section 2.4(b)(ii).

“Earn-Out Store” means the NFP retail stores located at (i) 202 N. State Street, Texico, New Mexico 88135; (ii) 205 N. Main Street, Belen, New Mexico 87002; (iii) 4660 Sonoma Ranch Blvd., Las Cruces, New Mexico 88011; and (iv) 3504 Montgomery Blvd. NE, Albuquerque, New Mexico 87107.

“Effective Date” has the meaning set forth in the Preamble.

“Employee Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, welfare, tuition reimbursement, disability, sick pay, holiday, vacation, retention, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, employee loan, fringe benefit or other employee benefit plan, fund, policy, program, practice, Contract, agreement or arrangement of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or any employment, consulting or personal services Contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) that is sponsored, maintained, contributed to or required to be contributed to by the Company Parties or any ERISA Affiliate (or to which the Company Parties or any ERISA Affiliate is a party) and which covers or benefits any current or former employee, officer, director, consultant, independent contractor, or other service provider of or to the Company Parties (or any spouse, domestic partner, dependent or beneficiary of any such individual), or (b) with respect to which the Company Parties have (or could have) any Liability (including any contingent Liability).

“Encumbrance” means any security interest, lien (including any mechanic’s lien, materialmen’s lien or Tax lien), restriction, claim, pledge, encumbrance, mortgage, deed of trust, option, restriction on transfer, imperfection of title, easement, encroachment, preemptive right, right of first refusal, right of first offer or charge of any kind or nature, whether consensual, statutory or otherwise.

“Enforceability Exceptions” has the meaning set forth in Section 4.1(a).

“Environmental, Health and Safety Requirements” means all Laws and Orders concerning public health and safety, worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, investigation, abatement, control, remediation or cleanup of any Hazardous Substances.

“Equity Security” means (a) any common, preferred, or other capital stock, limited liability company interest or unit, partnership, limited partnership or general partnership interest, or similar security; (b) any warrants, options, or other rights to, directly or indirectly, acquire any security described in clause (a) above; (c) any other security containing equity features or profit participation features; (d) any security or instrument convertible or exchangeable directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or another similar security (including convertible notes); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security.

“Equityholder(s)” has the meaning set forth in the preamble.

“Equityholder Closing Certificate” has the meaning set forth in Section 3.2(d)(ii).

Exhibit A

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade, business or Person that, together with the Company Parties, is (or, at any relevant time, was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Estimated Closing Purchase Price” has the meaning set forth in Section 2.2(a).

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.3.

“Extended Representations” means the representations and warranties set forth in Section 4.1(i) (Environmental, Health and Safety Matters), the second sentence of Section 4.1(l)(viii) (Employment Matters), and Section 4.1(m) (Employee Benefits).

“Family Member” means a Person’s spouse, parents, siblings or children.

“Final Governmental Approval” means any approval required from the CCD for the consummation of the transactions set for in this Agreement.

“Financial Statements” has the meaning set forth in Section 4.1(d)(i).

“Fraud” means, with respect to the making of any representation or warranty set forth in this Agreement, an act, committed by a Party, with the intent to deceive another Party and requires: (a) a false representation or warranty made by such Party herein; (b) with knowledge or belief that such representation is false; (c) with an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance on it; and (d) causing that Party, in reliance upon such false representation or warranty and with ignorance to the falsity of such representation, to take or refrain from taking action.

“Fundamental Representations” means the representations and warranties set forth in Section 4.1(a) (Organization; Authority; Binding Effect; Capitalization); Section 4.1(b) (Authorization and Non-Contravention), the first sentence of Section 4.1(f) (Assets), Section 4.1(p) (Tax Matters), Section 4.1(t) (Propriety of Past Payments), Section 4.1(v) (Brokers), Section 4.2(a) (Capacity and Power); Section 4.2(b) (Authorization and Non-Contravention) and Section 4.2(d) (Brokers).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“General Survival Period” has the meaning set forth in Section 7.3(a).

“Government Contract” means, individually or collectively as the context may require, (a) Contracts, including delivery orders, task orders, purchase orders and notices-to-proceed between a Company Party and any Governmental Authority and (b) Government Subcontracts.

“Government Subcontract” means a Contract between a Company Party and a Prime Contractor that is providing goods or services to a Governmental Authority, pursuant to a Contract with such Governmental Authority, regarding such goods or services (or a portion thereof).

“Governmental Authority” means any United States or other jurisdiction federal, state or province or any municipal or other political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, tribunal or court, whether national, state, provincial, local, foreign, multinational or otherwise, exercising executive, legislative, judicial, regulatory or administrative functions of federal, state or province or any municipal or other political subdivision thereof, and any arbitrator or arbitral body of competent jurisdiction.

Exhibit A

“Hazardous Substances” means hazardous materials, hazardous substances, hazardous wastes toxic substances, hazardous chemicals, pollutants, contaminants or words of similar import, regulated under Environmental, Health and Safety Requirements, pesticides, petroleum products or byproducts, asbestos, polychlorinated biphenyls, or radiation.

“Immigration Laws” has the meaning set forth in Section 4.1(l)(ix).

“Inbound License” means any Contract, covenant not to sue, settlement, forbearance or other Contract pursuant to which a Company Party is granted rights to any other Person’s Proprietary Information and Technology, including any Software license (including any right to access or use data or any Open Source Materials), Patent license, trademark license, or any Contract pursuant to which a Company Party obtains a right to access or exploit a Person’s Proprietary Information and Technology in the form of services, such as a software as a service Contract or a cloud services Contract.

“Indebtedness” means, without duplication, any liability under or for any of the following (excluding any trade payable incurred in the Ordinary Course of Business), including any accrued interest, fees or other expenses regarding any of the foregoing, including any prepayment penalties or premiums, consent fees, break fees or similar payments or contractual charges: (a) indebtedness for borrowed money (including as a guarantor or if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) note, bond, debenture or similar instrument (including a letter of credit); (c) surety bond; (d) swap, hedging or similar Contract; (e) capital lease; (f) banker acceptance; (g) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention Contract; (h) the deferred purchase price of property or services with respect to which such Person is liable (regardless of how structured), contingently or otherwise, as obligor or otherwise; (i) guaranties of any of the foregoing or (j) Liability secured by any Encumbrance on any asset or property.

“Indemnification Exclusions” has the meaning set forth in Section 7.4(b).

“Indemnified Taxes” means; (a) any and all Taxes (or the non-payment thereof) imposed on or with respect to the Equityholders, Company Parties, the Purchased Assets, the Business, operations or activities of an Equityholder or Company Parties, for any Pre-Closing Tax Period, (b) Seller’s share of any Transfer Taxes (calculated in accordance with Section 6.4(a)), (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which an Equityholder, Company Party, or any predecessor of any of the foregoing, is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law; and (d) any and all Taxes of any Person imposed on the Equityholders, the Company Parties or the Business as a transferee or successor, by Contract (other than customary commercial Contracts, the primary purpose of which is unrelated to Taxes) or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date.

“Independent Accounting Firm” has the meaning set forth in Section 2.5(c).

“Insurance Policy” has the meaning set forth in Section 4.1(k)(i).

Exhibit A

“Intellectual Property Rights” means collectively any and all rights (in the United States, whether statutory, equitable, common law or otherwise) in: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and URLs and rights to social media accounts, together with all translations, adaptations, derivations, and combinations thereof; (c) all works of authorship, copyrightable works, and copyrights; (d) all mask works; (e) Proprietary Information and Technology; (f) all goodwill associated with any of the foregoing; (g) all applications, registrations and renewals in respect of any of the foregoing; and (h) any claims for, or rights to pursue, recover or retain damages, costs, profits, royalties, attorneys’ fees or advisory fees or other relief for past, present and future infringement or misappropriation of any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 4.1(d)(i).

“Inventory” means all inventory of the Company Parties with respect to the Business, wherever located (including in transit and in customer owned tanks), including without limitation all Marijuana Inventory, finished goods, work in process, raw materials, propane gas, new and unused spare parts and fittings boxed and held for resale, appliance inventory held for resale, appliances on the Company Parties’ showroom floors, clothing and all other materials and supplies to be used or consumed by the Company Parties in connection with the Business, excluding any CO2.

“Inventory Adjustment Cap” means $3,000,000.00.

“IP Licenses” means, collectively, all Inbound Licenses and all Outbound Licenses.

“IRS” means the United States Internal Revenue Service.

“Kirk” means Trishelle Kirk, chief executive officer of the NFP.

“Kirk Agreement” means an agreement and release by Kirk, reasonably satisfactory to Purchaser, pursuant to which Kirk shall, as of Closing, (i) agree to receive the Kirk Payment in the manner set forth in the Kirk Agreement (and which shall be solely in cash), (ii) release the NFP, Seller and the MMT Parties, and each of their respective affiliates, of all claims relating to her change of control bonus as set forth in her compensation letter with the NFP dated as of September 16, 2021, including, as it relates to the NFP and MMT Parties, any claim related to a reduction in the Kirk Payment due to use of the Set-Off, and (iii) agree that the right to receive a change of control payment shall of no further force or effect following receipt of the Kirk Payment in the event of any further change of control of the NFP.

“Kirk Payment” means the change of control bonus to be paid in cash in multiple payments by the NFP to Kirk, in the amount and manner set forth in the Kirk Agreement.

“Knowledge” means the actual or constructive knowledge of any Party and the managers and officers of any Party after reasonable inquiry.

“Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority, except for any United States federal law, rule, or regulation related to marijuana that this Agreement may violate.

“Leased Real Property” has the meaning set forth in Section 4.1(g)(ii).

Exhibit A

“Legal Proceeding” has the meaning set forth in Section 4.1(c)(i).

“Liability” means any indebtedness, loss, damage, adverse claim, fine, penalty, Tax, liability, responsibility or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), including all costs and expenses relating thereto.

“Local Jurisdictions” means those Governmental Authority jurisdictions in the state of New Mexico for which approval, consent or notice of this Agreement and the transactions contemplated herein is required.

“Marijuana Inventory” means all of the Company Parties’ inventory that (a) is of quality and quantity usable, non-expired, merchantable quality and fit for the purpose for which it was purchased, manufactured and cultivated, (b) is not damaged or defective, and (c) is salable in the ordinary course of business and includes marijuana clones, plants, flower and trim.

“Material Adverse Effect” means any event, effect, circumstance, change, occurrence, fact, factor or development that, individually or in the aggregate with other events, effects, circumstances, changes, occurrences, facts, factors or developments, is or would reasonably be expected to have a material adverse effect on (a) the business, the assets (excluding any material adverse effect relating to the Excluded Assets), liabilities (excluding any material adverse effect relating to the Excluded Liabilities), operations (including results of operations) or condition (financial or otherwise) of the Parties, or (b) the consummation of the transactions contemplated by this Agreement; provided, that none of the following events or circumstances (either alone or in combination) will constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) changes in economic conditions affecting the United States, including changes in interest rates, (ii) changes in national or international political or social conditions in any jurisdiction where the Parties operate, including hostilities, acts of war (whether or not declared), terrorism, epidemic, pandemic or military actions, including the escalation or worsening thereof, (iii) changes in financial, banking, securities, currency or commodities markets (including (A) any disruption thereof, (B) any decline in the price of any security or any market index and any changes in interest rates, and (C) any decline in the price of the Parent Common Stock, provided that the exception in this subclause (C) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in or contributed to a Material Adverse Effect with respect to the MMT Parties), (iv) the Parties’ entry into this Agreement, the announcement of this Agreement or the transactions contemplated by this Agreement (including (A) the disclosure of the identity of the Parties, (B) any communication by Purchaser regarding the plan or intentions of Purchaser with respect to the conduct of the Company Parties’ business or relating to the transactions contemplated hereby, and (C) the threatened or actual impact on relationships of the Company Parties with customers, vendors, suppliers, distributors, landlords or employees (including the threatened or actual termination, suspension, modification or reduction of such relationships)), or any action required or permitted by this Agreement; (v) any natural disaster (including earthquake, hurricane, tornado, storm, flood, fire, volcanic eruption or similar occurrence), changes in climate or weather conditions, or global health conditions; (vi) any acts taken, or failures to take action, or such other events or circumstances to which the other Party has consented in writing or that are permitted, prohibited or required by this Agreement; (vii) the Parties’ failure to meet internal or published projections, forecasts or revenue earning predictions for any period; (viii) any event or circumstance that, as of a given time of determination, no longer exists or has been cured; (ix) any strike, lockout, labor dispute, riot, civil commotion or embargo; (x) any changes in any Laws, Orders or any acts of any Governmental Authority; (xi) any change in historical accounting practices or interpretations thereof; or (xii) any damage, destruction, impairment or other loss of or with respect to any asset to the extent covered by insurance; or (xiii) any event or circumstance beyond the control of the Parties. provided, further, that any such event, circumstance, change, occurrence, fact, factor or development described in the preceding clauses (i) through (iii) and (v) through (xiii) will be excluded only to the extent that such event, effect, circumstance, change, occurrence, fact, factor or development does not have a disproportionate effect on the business of any Party, relative to other Persons engaged in the industries in which the Parties operate, in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred.

Exhibit A

“Material Contracts” has the meaning set forth in Section 4.1(o)(i).

“Material Supplier” means the top 10 suppliers of the Company Parties by expense for the fiscal years ended December 31, 2021 and November 30, 2022.

“Materiality Qualifier” means any qualification for or references to “materially,” “materiality,” “material,” “in all material respects,” “Material Adverse Effect,” “material adverse change” and words of similar import.

“MMT Party” has the meaning set forth in the preamble.

“MMT Party Fundamental Representations” means the representations and warranties set forth in Section 4.3(a) (Organization; Standing and Power); Section 4.3(b) (Authorization and Non-Contravention), and Section 4.3(c) (Brokers).

“Most Recent Balance Sheets” means the balance sheet of each Company Party as of November 30, 2022.

“Negative Closing Inventory Adjustment” means, in the event that the Closing Inventory Adjustment is a negative amount, the absolute value of such amount.

“Negative Working Capital Adjustment” means, in the event that the Net Working Capital is a negative amount, the absolute value of such amount.

“Net Working Capital” means, for the NFP, an amount (which may be a positive or negative number) equal to the (i) the difference of (A) Accounts Receivable of the NFP minus (B) the Accounts Payable of the NFP, minus (ii) the Target Net Working Capital Amount ..

“NFP” has the meaning set forth in the Recitals.

“NFP Contract” means any Contract between Seller and the NFP.

“NFP Deliverables” has the meaning set forth in Section 3.2(e).

“Objection Notice” has the meaning set forth in Section 2.5(b).

“Objection Period” has the meaning set forth in Section 2.5(b).

“Open Source Materials” means, collectively: (a) any material that contains, or is derived in any manner (in whole or in part) from, any software or other material that is distributed as free, open source (e.g., a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses; or (b) any software that requires as a condition of use, modification, hosting, or distribution of such software, or of other software used or developed with, incorporating, incorporated into, derived from, or distributed with such software, that such software or other software (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works, (iii) be redistributed, hosted or otherwise made available at no or minimal charge, or (iv) be licensed, sold or otherwise made available on terms that (A) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such software or other software or (B) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such software or other software.

Exhibit A

“Order” has the meaning set forth in Section 4.1(c)(i).

“Ordinary Course of Business” means, with respect to the Company Parties the ordinary course of business of the Company Parties consistent with past practice.

“Outbound License” means any Contract, covenant not to sue, settlement, or forbearance pursuant to which a Company Party authorizes or otherwise permits any other Person to access or exploit Owned IP, including, in either case, any Software license (including right to access or use data), Patent license, trademark license, or any Contract pursuant to which a Person obtains a right to access or exploit any such Owned IP in the form of services, such as a software as a service Contract or a cloud services Contract.

“Outside Date” has the meaning set forth in Section 8.1(c).

“Owned IP” means all Proprietary Information and Technology and Intellectual Property Rights therein that are owned or purported to be owned by a Company Party.

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” means shares of common stock of Parent.

“Parent SEC Documents” has the meaning set forth in Section 4.3.

“Party” or “Parties” has the meaning set forth in the preamble.

“Patents” means all (a) patents and patent applications; (b) all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications and divisions of any of the items listed in clause (a) of this definition; (c) all foreign counterparts to any of the items listed in clause (a) or (b) of this definition, including utility models, inventors’ certificates, industrial design protection and any other form of grant or issuance by any Governmental Authority; (d) all applications that claim priority to any of the items listed in clause (a), (b), or (c); and (e) all patents that issue from any of the items listed in (b), (c), or (d) of this definition.

“Permit” means any permit, registration, approval, license, certificate or authorization issued by any Governmental Authority or quasi-governmental or self-regulatory body.

“Permitted Encumbrances” means any (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due or payable and, in each case, for which appropriate reserves have been established by the Company Parties in accordance with the Company Parties’ Accounting Principles or which is being contested in good faith, (b) mechanic’s, materialmen’s, landlord’s or similar Encumbrance arising or incurred in the Ordinary Course of Business of the applicable Person that secures any amount that is not yet due or payable, (c) Encumbrances incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security; (d) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Leased Real Property; (e) other encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, in each case, do not materially impair the continued use of the Leased Real Property; and (f) those encumbrances set forth on Section 4.1(f)(i) of the Disclosure Schedule.

Exhibit A

“Person” means any Governmental Authority, individual, partnership, limited liability company, association, corporation or other entity or organization.

“Personally Identifiable Information” means any information that specifically identifies any employee, contractor, or any other individual, whether currently alive or deceased, who has provided information to a Company Party, including (a) any personally-identifiable information or any information that could be associated with such individual, such as addresses, telephone numbers, health information, drivers’ license numbers, and government issued identification numbers; and (b) any nonpublic personally identifiable financial information, such as information relating to a relationship between an individual person and a financial institution, or related to a financial transaction by such individual person with a financial institution. Without restricting the generality of the foregoing, Personally Identifiable Information includes all information meeting the definition of “personal information” as determined pursuant to applicable federal, state and local Law.

“Personally Identifiable Information Obligations” has the meaning set forth in Section 4.1(q).

“Positive Closing Inventory Adjustment” means, in the event that the Closing Inventory Adjustment is a positive amount, such amount.

“Positive Working Capital Adjustment” means, in the event that the Net Working Capital is a positive amount, such amount.

“Pre-Closing Statement” has the meaning set forth in Section 2.2(a).

“Pre-Closing Tax Claim” has the meaning set forth in Section 6.4(d).

“Pre-Closing Tax Period” means (i) any taxable period of the Company ending on or prior to the Closing Date, or (ii) the portion of a Straddle Period which ends on and includes the Closing Date.

“Prime Contractor” means any Person (other than the Company Parties) that is a party to any Government Subcontract.

“Pro Rata Portions” means with respect to amounts allocated between Equityholders, the amounts set forth on Annex A.

“Products” means, collectively, (a) all products or services that are or have been manufactured, marketed, offered, sold, distributed, delivered, made commercially available, licensed, leased or otherwise provided, directly or indirectly, by the Company Parties, and (b) any such products or services that are currently under development or contemplated by or for the Company Parties.

“Promissory Note” means that certain unsecured promissory note issued by MMT Parties to the Seller, in the form attached hereto as Exhibit D.

Exhibit A

“Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in Software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, Trade Secrets, technical results of research and development, drawings, technical specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, know-how and information, tools, concepts, techniques, methods, processes, formulae, patterns, and algorithms.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchased Assets” has the meaning set forth in Section 1.1.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Confidential Information” has the meaning set forth in Section 6.2.

“Purchaser Closing Certificate” has the meaning set forth in Section 3.3(e)(i).

“Purchaser Indemnified Person” has the meaning set forth in Section 7.1(b).

“Real Property Lease” has the meaning set forth in Section 4.1(g)(ii).

“Registered IP” means any Owned IP that is the subject of an application or registration with any Governmental Authority, including any domain name registration and any application or registration for any Patent, copyright, mask work or trademark.

“Related Agreements” means the Bills of Sale, the Promissory Note, the Purchaser Closing Certificate, the Seller Closing Certificate, the Equityholder Closing Certificates and all other documents, agreements and instruments executed and delivered in connection with this Agreement.

“Representative” has the meaning set forth in in the preamble.

“Responding Party” has the meaning set forth in Section 7.2(a).

“Restricted Area” means anywhere in New Mexico.

“Restricted Business” means the business of cultivating, processing, and dispensing marijuana in New Mexico; provided, however, Restricted Business shall not include the leasing of real estate to other Persons engaged in the Restricted Business.

“Restricted Period” has the meaning set forth in Section 6.8(b).

“Retail Inventory Value” means the retail value of the Inventory set forth in Biotrack, the NFP’s point-of-sale system, and, to the extent not set forth in Biotrack, the cost of such Inventory marked up by one hundred percent (100%); in each case in line with and consistent with historical pricing.

“SEC” means the U.S. Securities and Exchange Commission.

Exhibit A

“Securities Act” has the meaning set forth in Section 4.1(u)(i).

“Seller” has the meaning set forth in the preamble.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 3.2(d)(i).

“Seller Data” has the meaning set forth in Section 4.1(q).

“Seller Indemnified Person” has the meaning set forth in Section 7.1(c).

“Seller IP” means all Owned IP or Third-Party Intellectual Property, including Proprietary Information and Technology that is described on Section 1.1 or listed on an attachment thereto.

“Seller Transaction Expenses” means the Transaction Expenses of Seller and of each Equityholder for which Seller may be liable.

“Seller’s Knowledge” means the actual or constructive knowledge of each Equityholder, and the managers and officers of Seller after reasonable inquiry.

“Software” means all computer programs (including any software implementation of algorithms, models and methodologies as well as any Open Source Materials, in each case whether in source code or object code), databases and computations (including any data and collections of data, as well as the content and information contained in any websites), in each case whether accessed directly or indirectly on the subject computing device (for greater certainty, including if made available in the form of services, such as platforms, infrastructure, or software as a service and “cloud” software), including all documentation (including user manuals and training materials) relating to any of the foregoing.

“Solvent” means, with respect to any Person, at any date, that (a) the sum of such Person’s debt (including Contingent Liabilities) does not exceed the present fair saleable value of such Person’s present assets (which, for this purpose, shall include rights of contribution in respect of obligations for which such Person has provided a guarantee), (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date, (c) such Person has not incurred and does not intend to incur debts including current obligations beyond its ability to generally pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or is not “insolvent”, as applicable, within the meaning given that term and similar terms under Laws relating to fraudulent and other avoidable transfers and conveyances. For purposes of this definition, the amount of any Contingent Liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Systems” has the meaning set forth in Section 4.1(j)(ix).

“Target Retail Inventory Value” means $2,000,000.

Exhibit A

“Target Net Working Capital Amount” means $212,461.

“Tax” means all taxes, charges, fees, duties, levies or other assessments, however denominated, imposed by any Governmental Authority, including but not limited to income or profit, gross receipts, net proceeds, ad valorem, turnover, value added, commercial activity, single business, real and personal property (tangible and intangible), sales, use, franchise, excise, stamp, leasing, lease, business license, user, transfer, fuel, environmental, excess profits, unclaimed property, escheat, occupational, interest equalization, windfall profits, severance and employees’ income withholding, workers’ compensation, Pension Benefits Guaranty Corporation premiums, unemployment, Medicare and Social Security taxes, and other obligations of the same or of a similar nature to any of the foregoing, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, whether disputed or not, and any liability in respect of any of the foregoing payable by reason of Contract, assumption, transferee or successor liability, operation of applicable Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of federal, state, local or foreign applicable Law) or otherwise.

“Tax Refund” has the meaning set forth in Section 6.4(e).

“Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof filed or required to be filed with a Governmental Authority.

“Third-Party Claim” has the meaning set forth in Section 7.2(c).

“Third-Party Intellectual Property” means Proprietary Information and Technology licensed to a Company Party pursuant to an Inbound License.

“Threshold” has the meaning set forth in Section 7.4(a).

“Trade Secrets” means information and materials, including trade secrets and other confidential or proprietary information, that derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure, and are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

“Transaction Expenses” has the meaning set forth in Section 9.11.

“Transfer Taxes” has the meaning set forth in Section 6.4(a).

“Warranty Claims” has the meaning set forth in Section 6.10.

Exhibit A

Exhibit B

FORM OF Bill of sale

See attached.

EXHIBIT C

Form of LOCK-UP AGREEMENT

EXHIBIT D

Form of PRomissory Note

Exhibit E

Accounting Principles

See attached.

Exhibit F

Call Option Agreement

See attached.

Schedule 1.1

Purchased Assets

(a)	All Seller IP of the Seller, including the following: (i) all right, title and interest in and to the use of all trademarks or similar or related names or phrases (and all goodwill relating to the foregoing) used or held for use in connection with, the Business, (ii) all rights to sue for, settle and release past, present and future infringement thereof, (iii) Software, Products and other projects under development and any associated documentation, and (iv) rights to all domain names, (v) all websites, social media accounts and mobile apps which relate to, or are used or held for use in connection with, the Business, (vi) knowledge, trade secrets, skills, experience, know-how, and related intellectual property (recorded or unrecorded) required for the design, development, and day to day management of cultivation operations, (vii) information in the form of drawings, photographs, plans, instructions, standard operating procedures, generic compliance plans required by regulators, and other types of documentation for the general purpose of opening or improving a cannabis cultivation facility owned and or operated by the end user clients, and (viii) strains and genetics of marijuana clones, plants, flower and trim, and all improvements related thereto.

(b)	All hardware and Software owned, leased or licensed by Seller or otherwise used or held for use in the Business, all Products and all Proprietary Information and Technology related thereto.

(c)	All Contracts related to the Business (except as specifically set forth on Schedule 1.2), including, without limitation, all Contracts with or relating to the NFP.

(d)	All machinery, equipment, computers, printers, furniture, furnishings, fixtures, office supplies, vehicles and all other fixed assets and personal property leased by, owned by, or on order to be delivered to Seller, except as set forth on Schedule 1.2.

(e)	All deposits and prepaid expenses, including advances, credits and security and other deposits.

(f)	All warranties, representations, letters of credit and guarantees made by suppliers (including data providers), manufacturers and contractors of Seller.

(g)	To the extent transferable or assignable under applicable Law, all Permits issued to or otherwise held by Seller relating to the operation of the Business or any Purchased Asset.

(h)	Except to the extent pertaining to any Excluded Asset or Excluded Liability, all rights in respect of Legal Proceedings, recoveries, refunds (other than Tax refunds described in subpart (h) of Schedule 1.2), counterclaims, rights of set-off and other claims (including indemnification Contracts in favor of Seller), whether known or unknown, matured or unmatured, accrued or contingent, that Seller may have against any Person, including claims against any Person for compensation or benefits, insurance claims, claims of infringement or past infringement of any Intellectual Property Rights and royalty or similar rights related to the Seller IP.

(i)	All books and records of Seller relating primarily to the Business, including all operating records, data and other materials maintained by the Business, including all sales and sales promotional data, advertising materials, customer lists and records, research and development reports, credit information, cost and pricing information, supplier lists and records, business plans, catalogs, price lists, correspondence, mailing lists, distribution lists, photographs, production data, service and warranty records, engineering records, personnel and payroll records relating to service providers, manufacturing and quality control records and procedures, blueprints, accounting records, plans, specifications, surveys, property records, manuals and other materials related to any of the foregoing items.

Schedule 1.1

(j)	All telephone numbers, facsimile numbers and email addresses, and all rights to receive mail and other communications addressed to Seller (except to the extent relating to any Excluded Asset or Excluded Liability).

(k)	All goodwill and going concern value of Seller.

(l)	All leases for Leased Real Property of Seller.

Schedule 1.1

SCHEDULE 1.2

Excluded Assets

(a)	All cash, bank accounts; cash accounts, investment accounts, deposit accounts, lockboxes and similar accounts of Seller.

(b)	All records related to Seller’s organization, maintenance, existence and good standing as a limited liability company, including Seller’s certificate of formation, operating agreement, qualifications to conduct business as a foreign entity, taxpayer and other identification numbers, minute books and Tax Returns and records (provided that the MMT Parties will be entitled to copies, at their sole cost and expense, of such Tax Returns and records that are related to the Business or the Purchased Assets) all accounting records, all personnel and payroll records not related to transferring service providers, and all other books and records not related to the Purchased Assets or the Business.

(c)	All Insurance Policies and prepayments related thereto (including any rights to recovery under such Insurance Policies).

(d)	Any rights of Seller under this Agreement or any Related Agreement.

(e)	All credit cards, debit cards and similar credit and banking instruments of Seller or the Business.

(f)	Any Tax refunds or overpayments of Taxes of Seller with respect to periods (or portions thereof) ending on or prior to the Closing Date.

(g)	All rights in respect of Legal Proceedings, recoveries, refunds, counterclaims, rights of set-off and other claims, whether known or unknown, matured or unmatured, accrued or contingent, in each case, to the extent related to any Excluded Asset or Excluded Liability, that Seller or Equityholders may have against any Person.

(h)	Any attorney client privileged information or communications of Seller or the Equityholders.

(i)	Any rights pursuant to the Promissory Note.

Schedule 1.2

Schedule 1.3

Assumed Liabilities

(a)	All Accounts Payable of Seller.

(b)	Any Liabilities of Seller or Purchaser arising under the Assigned Contracts after the Closing and any obligations to be performed by Seller or Purchaser after the Closing under the terms of the Assigned Contracts other than any such obligation arising from or related to Seller’s breach, nonperformance, noncompliance, wrongdoing, misconduct, tort, or violation of such Contract or Law on or before the Closing.

SCHEDULE 2.6

Allocation Principles